Exhibit 99.1

EXPLANATORY NOTE
Jamf Holding Corp. (the “Company”) is filing this exhibit to reflect changes to the presentation of the Company’s financial information as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Form 10-K"), as filed with the Securities and Exchange Commission (“SEC”) on March 4, 2021 in order to give effect to the correction of immaterial errors.
As previously disclosed in the Quarterly Report on Form 10-Q for the period ended June 30, 2021 (“Q2 2021 Form 10-Q”), as filed with the SEC on August 20, 2021, the Company revised previously issued consolidated financial statements to correct immaterial errors related to certain commissions that were incorrectly capitalized in prior periods and other immaterial errors. For more information with respect to the correction of these errors, please see Note 3 to Part II, Item 8 included herein. This exhibit updates the information in the following items as initially filed in order to reflect the correction of these immaterial errors: (1) Part II. Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations and (2) Part II. Item 8 Financial Statements and Supplementary Data.
No items in the 2020 Form 10-K, other than those identified above, are being updated by this filing. Information in the 2020 Form 10-K is generally stated as of December 31, 2020 and this filing does not reflect any subsequent information or events other than the correction of immaterial errors noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the correction of immaterial errors described above. More current information regarding the correction of the immaterial errors is contained in the Q2 2021 Form 10-Q and the Company's other filings with the SEC. This exhibit should be read in conjunction with the 2020 Form 10-K, the Q2 2021 Form 10-Q and any other documents the Company has filed with the SEC subsequent to March 4, 2021 (the “Other Documents”). The Q2 2021 Form 10-Q and the Other Documents contain information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the 2020 Form 10-K.

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PART II.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Item 8.	Financial Statements and Supplementary Data	26

Part II.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K (as updated to reflect the revision to correct for prior period errors). The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Annual Report on Form 10-K, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”
The following discussion and analysis has been updated to reflect the revision of previously issued consolidated financial statements to correct for prior period errors, which the Company has concluded did not, either individually or in the aggregate, result in a material misstatement of its previously issued consolidated financial statements. Further information regarding the revision is included in “Note 3 — Revision of previously issued unaudited interim financial statements” to the consolidated financial statements included in Part II, Item 8.
Overview
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With Jamf’s software, Apple devices can be deployed to employees brand new in the shrink-wrapped box, set up automatically and personalized at first power-on and administered continuously throughout the life of the device.
Jamf was founded in 2002, around the same time that Apple was leading an industry transformation. Apple transformed the way people access and utilize technology through its focus on creating a superior consumer experience. With the release of revolutionary products like the Mac, iPod, iPhone, and iPad, Apple built the world’s most valuable brand and became ubiquitous in everyday life.
We have built our company through a singular focus on being the primary solution for Apple in the enterprise. Through our long-standing relationship with Apple, we have accumulated significant Apple technical experience and expertise that give us the ability to fully and quickly leverage and extend the capabilities of Apple products, OSs and services. This expertise enables us to fully support new innovations and OS releases the moment they are made available by Apple. This focus has allowed us to create a best-in-class user experience for Apple in the enterprise.
We sell our SaaS solutions via a subscription model, through a direct sales force, online and indirectly via our channel partners, including Apple. Our multi-dimensional go-to-market model and cloud-deployed offering enable us to reach all organizations around the world, large and small, with our software solutions. As a result, we continue to see rapid growth and expansion of our customer base as Apple continues to gain momentum in the enterprise.
Response to COVID-19
With social distancing measures having been implemented to curtail the spread of COVID-19, we enacted a robust business continuity plan, including a global work-from-home policy for all of our employees. We believe our internal cloud-first technology platforms have allowed for a seamless transition to a remote working environment without any material impacts to our business, highlighting the resilience of our business model. Our product portfolio and platform has enabled our commercial customers to continue with their efforts to work remotely, our K-12 and higher-education customers to deliver distance learning and our health-care customers to provide quality care via a telehealth model, a solution that was conceptualized and released during the current pandemic. We believe that a business like ours is well-suited to navigate the current environment in which customers are focused on effectively conducting business remotely, while the underlying demand for our core products remains relatively unchanged.
The extent to which the COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. Although the ultimate impact of the COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors — Risks Relating to Our Business — The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects” for additional information.
Key Factors Affecting Our Performance
Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:
Attract new customers. Our ability to attract new customers is dependent upon a number of factors, including the effectiveness of our pricing and solutions, the features and pricing of our competitors' offerings, the effectiveness of our marketing efforts, the effectiveness of our channel partners in selling, marketing and deploying our software solutions and the growth of the market for Apple devices and services for SMBs and enterprises. Sustaining our growth requires continued adoption of our platform by new customers. We intend to continue to invest in building brand awareness as we further penetrate our addressable markets. We intend to expand our customer base by continuing to make significant and targeted investments in our direct sales and marketing to attract new customers and to drive broader awareness of our software solutions.
Expand within our customer base. Our ability to increase revenue within our existing customer base is dependent upon a number of factors, including their satisfaction with our software solutions and support, the features and pricing of our competitors’ offerings and our ability to effectively enhance our platform by developing new products and features and addressing additional use cases. Often our customers will begin with a small deployment and then later expand their usage more broadly within the enterprise as they realize the benefits of our platform. We believe that our “land and expand” business model allows us to efficiently increase revenue from our existing customer base. We intend to continue to invest in enhancing awareness of our software solutions, creating additional use cases, and developing more products, features, and functionality, which we believe are important factors to expand usage of our software solutions by our existing customer base. We believe our ability to retain and expand usage of our software solutions by our existing customer base is evidenced by our dollar-based net retention rate.
Sustain product innovation and technology leadership. Our success is dependent on our ability to sustain product innovation and technology leadership in order to maintain our competitive advantage. We believe that we have built a highly differentiated platform and we intend to further extend the adoption of our platform through additional innovation. While sales of subscriptions to our Jamf Pro product account for most of our revenue, we intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform to new use cases. Our future success is dependent on our ability to successfully develop, market and sell additional products to both new and existing customers. For example, in 2018, we introduced Jamf Connect to provide users with a seamless connection to corporate resources using a single identity and in 2019 we introduced Jamf Protect to extend Apple's security and privacy model to enterprise teams by creating unprecedented visibility into MacOS fleets through customized remote monitoring and threat detection and prevention.
Continue investment in growth. Our ability to effectively invest for growth is dependent upon a number of factors, including our ability to offset anticipated increases in operating expenses with revenue growth, our ability to spend our research and development budget efficiently or effectively on compelling innovation and technologies, our ability to accurately predict costs and our ability to maintain our corporate culture as our headcount expands. We plan to continue investing in our business so we can capitalize on our market opportunity. We intend to grow our sales team to target expansion within our midmarket and enterprise customers and to attract new customers. We expect to continue to make focused investments in marketing to drive brand awareness and enhance the effectiveness of our customer acquisition model. We also intend to continue to add headcount to our research and development team to develop new and improved products, features and functionality. Although these investments may increase our operating expenses and, as a result, adversely affect our operating results in the near term, we believe they will contribute to our long-term growth.
Continue international expansion. Our international growth in any region will depend on our ability to effectively implement our business processes and go-to-market strategy, our ability to adapt to market or cultural differences, the general competitive landscape, our ability to invest in our sales and marketing channels, the maturity and growth trajectory of Apple devices and services by region and our brand awareness and perception. We plan to continue making investments in our international sales and marketing channels to take advantage of this market opportunity while refining our go-to-market approach based on local market dynamics. While we believe global demand for our platform will increase as international market awareness of Jamf grows, our ability to conduct our operations internationally will require considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems (including with respect to data transfer and privacy), alternative dispute systems and commercial markets. In addition, global demand for our platform and the growth of our international operations is dependent upon the rate of market adoption of Apple products in international markets.
Enhance our offerings via our partner network. Our success is dependent not only on our independent efforts to innovate, scale and reach more customers directly but also on the success of our partners to continue to gain share in the enterprise. With a focus on the user and being the bridge between critical technologies — with Apple and Microsoft as two examples — we feel we can help other market participants deliver more to enterprise users with the power of Jamf. We will continue to invest in the relationships with our existing, critical partners, nurture and develop new relationships and do so globally. We will continue to invest in developing “plus one” solutions and workflows that help tie our software solutions together with those delivered by others.
Key Business Metrics
In addition to our GAAP financial information, we review several operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of Devices
We believe our ability to grow the number of devices on our software platform provides a key indicator of the growth of our business and our future business opportunities. We define a device at the end of any particular period as a device owned by a customer, which device has at least one Jamf product pursuant to an active subscription or support and maintenance agreement or that has a reasonable probability of renewal. We define a customer at the end of any particular period as an entity with at least one active subscription or support and maintenance agreement as of the measurement date or that has a reasonable probability of renewal. A single organization with separate subsidiaries, segments or divisions that use our platform may represent multiple customers as we treat each entity, subsidiary, segment or division that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately. A single customer may have multiple Jamf products on a single device, but we still would only count that as one device.
The number of devices was 20.4 million and 15.7 million as of December 31, 2020 and 2019, respectively, representing a 29% year-over-year growth rate. We have seen particular strength in the growth rate of devices as COVID-19 has accelerated the demand for organizations to connect remotely, manage, and protect their Apple devices.
Annual Recurring Revenue
Annual Recurring Revenue (“ARR”) represents the annualized value of all subscription and support and maintenance contracts as of the end of the period. ARR mitigates fluctuations due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.
Our ARR was $285.3 million and $208.9 million as of December 31, 2020 and 2019, respectively, which is an increase of 37% year-over-year. The growth in our ARR is primarily driven by our high device expansion rates, our new logo acquisition and the upselling and cross selling of products into our installed base.
Dollar-Based Net Retention Rate
To further illustrate the “land and expand” economics of our customer relationships, we examine the rate at which our customers increase their subscriptions for our software solutions. Our dollar-based net retention rate measures our ability to increase revenue across our existing customer base through expanded use of our software solutions, offset by customers whose subscription contracts with us are not renewed or renew at a lower amount.

We calculate dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end (“Prior Period ARR”). We then calculate the ARR from these same customers as of the current period end (“Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the dollar-based net retention rate.
Our dollar-based net retention rates were 117% and 118% for the trailing twelve months ended December 31, 2020 and 2019, respectively. Our high dollar-based net retention rates are primarily attributable to an expansion of devices. We believe our ability to cross-sell our new solutions to our installed base, particularly Jamf Connect and Jamf Protect, will continue to support our high dollar-based net retention rates.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Non-GAAP Gross Profit, Non-GAAP Gross Profit Margin, Non-GAAP Operating Income, Non-GAAP Operating Income Margin, Non-GAAP Net Income and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Non-GAAP Gross Profit
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are supplemental measures of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to gross profit or gross profit margin, as determined in accordance with GAAP. We define Non-GAAP Gross Profit as gross profit, adjusted for stock-based compensation expense and amortization expense. We define Non-GAAP Gross Profit Margin as Non-GAAP Gross Profit as a percentage of total revenue.
We use Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. We believe Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metric eliminates the effects of variability of stock-based compensation expense and amortization of acquired developed technology, which are non-cash expenses that may fluctuate for reasons unrelated to overall operating performance. While the amortization expense of acquired developed technology is excluded from Non-GAAP Gross Profit, the revenue related to acquired developed technology is reflected in Non-GAAP Gross Profit as these assets contribute to our revenue generation.
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin should not be considered as replacements for gross profit or gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

A reconciliation of Non-GAAP Gross Profit to gross profit, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Gross profit	$208,124	$148,003	$98,066
Amortization expense	10,753	10,266	8,969
Stock-based compensation	871	194	225
Non-GAAP Gross Profit	$219,748	$158,463	$107,260
Non-GAAP Gross Profit Margin	82%	78%	73%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Non-GAAP Operating Income
Non-GAAP Operating Income and Non-GAAP Operating Income Margin are supplemental measures of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to operating loss or operating loss margin, as determined in accordance with GAAP. We define Non-GAAP Operating Income as operating loss, adjusted for amortization, stock-based compensation, acquisition-related expense, acquisition-related earnout and costs associated with our secondary offering. We define Non-GAAP Operating Income Margin as Non-GAAP Operating Income as a percentage of total revenue.
We use Non-GAAP Operating Income and Non-GAAP Operating Income Margin to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Operating Income and Non-GAAP Operating Income Margin facilitate comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, help provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Operating Income, the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Operating Income as these assets contribute to our revenue generation.
Non-GAAP Operating Income and Non-GAAP Operating Income Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Operating Income and Non-GAAP Operating Income Margin should not be considered as replacements for operating loss or operating loss margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Operating Income to operating loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Operating loss	$(17,452)	$(21,923)	$(31,145)
Amortization expense	33,328	32,682	30,460
Stock-based compensation	6,743	2,461	2,315
Acquisition-related expense	5,200	1,392	158
Acquisition-related earnout	(1,000)	200	—
Offering costs	670	—	—
Non-GAAP Operating Income	$27,489	$14,812	$1,788
Non-GAAP Operating Income Margin	11%	8%	2%

(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Non-GAAP Net Income
Non-GAAP Net Income (Loss) is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Non-GAAP Net Income (Loss) as net loss, adjusted for amortization, stock-based compensation, foreign currency transaction loss, loss on extinguishment of debt, acquisition-related expense, acquisition-related earnout, costs associated with our secondary offering, discrete tax items and benefit for income taxes.
We use Non-GAAP Net Income (Loss) to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Net Income (Loss) facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Net Income (Loss), the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Net Income (Loss) as these assets contribute to our revenue generation.
Non-GAAP Net Income (Loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Net Income (Loss) should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Net Income (Loss) to net loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Net loss	$(24,082)	$(34,345)	$(37,579)
Amortization expense	33,328	32,682	30,460
Stock-based compensation	6,743	2,461	2,315
Foreign currency transaction loss	722	1,252	418
Loss on extinguishment of debt	5,213	—	—
Acquisition-related expense	5,200	1,392	158
Acquisition-related earnout	(1,000)	200	—
Offering costs	670	—	—
Discrete tax items	(3,879)	53	(534)
Benefit for income taxes (2)	(9,662)	(8,634)	(7,694)
Non-GAAP Net Income (Loss)	$13,253	$(4,939)	$(12,456)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
(2) With exception of the fourth quarter of 2020, the related tax effects of the adjustments to Non-GAAP Net Income (Loss) were calculated using the respective statutory tax rates for applicable jurisdictions, which was not materially different from our annual effective tax rate of approximately 25%. In the fourth quarter of 2020, our annual effective tax rate was impacted by changes in the valuation allowance and foreign currencies. Therefore, we used the annual effective tax rate of 15.4% in the fourth quarter of 2020 as this was materially different than our statutory rate.

Adjusted EBITDA
Adjusted EBITDA is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Adjusted EBITDA as net loss, adjusted for interest expense, net, benefit for income taxes, depreciation and amortization, stock-based compensation, foreign currency transaction loss, loss on extinguishment of debt, acquisition-related expense, acquisition-related earnout, and costs associated with our secondary offering.
We use Adjusted EBITDA to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Adjusted EBITDA facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Adjusted EBITDA should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Net loss	$(24,082)	$(34,345)	$(37,579)
Interest expense, net	10,741	21,423	18,203
Benefit (provision) for income taxes	(9,955)	(10,033)	(11,966)
Depreciation expense	5,183	4,400	3,502
Amortization expense	33,328	32,682	30,460
Stock-based compensation	6,743	2,461	2,315
Foreign currency transaction loss	722	1,252	418
Loss on extinguishment of debt	5,213	—	—
Acquisition-related expense	5,200	1,392	158
Acquisition-related earnout	(1,000)	200	—
Offering costs	670	—	—
Adjusted EBITDA	$32,763	$19,432	$5,511
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Components of Results of Operations
Revenues
We recognize revenue under ASC 606 when or as performance obligations are satisfied. We derive revenue primarily from sales of SaaS subscriptions and support and maintenance contracts, and to a lesser extent, sales of on-premise subscriptions and perpetual licenses and services.
Subscription. Subscription revenue consists of sales of SaaS subscriptions and support and maintenance contracts. We sell our software solutions primarily with a one-year contract term. We typically invoice SaaS subscription fees and support and maintenance fees annually in advance and recognize revenue ratably over the term of the applicable agreement, provided that all other revenue recognition criteria have been satisfied. In the fourth quarter of 2020, we reclassified the license portion of on-premise subscription revenue from license revenue to subscription revenue in the consolidated statements of operations on a retroactive basis. See additional information in “Note 1 — Basis of Presentation and Description of Business” to the consolidated financial statements included in Part II, Item 8. The license portion of on-premise subscription revenue is recognized upfront, assuming all revenue recognition criteria are satisfied. See “Critical Accounting Policies” for more information. We expect subscription revenue to increase over time as we expand our customer base because sales to new customers are expected to be primarily SaaS subscriptions.
License. License revenue consists of revenue from on-premise perpetual licenses of our Jamf Pro product sold primarily to existing customers. We recognize license revenue upfront, assuming all revenue recognition criteria are satisfied. We expect license revenue to decrease because sales to new customers are primarily cloud-based subscription arrangements and therefore reflected in subscription revenue.
Services. Services revenues consist primarily of professional services provided to our customers to configure and optimize the use of our software solutions, as well as training services related to the operation of our software solutions. Our services are priced on a fixed fee basis and generally invoiced in advance of the service being delivered. Revenue is recognized as the services are performed. We expect services revenues to decrease as a percentage of total revenue as the demand for our services is not expected to grow at the same rate as the demand for our subscription solutions.
Cost of Revenues
Cost of subscription. Cost of subscription revenue consists primarily of employee compensation costs for employees associated with supporting our subscription and support and maintenance arrangements, our customer success function, and third-party hosting fees related to our cloud services. Employee compensation and related costs include cash compensation and benefits to employees and associated overhead costs. We expect cost of subscription revenue to increase in absolute dollars, but to remain relatively consistent as a percentage of subscription revenue, relative to the extent of the growth of our business.
Cost of services. Cost of services revenue consists primarily of employee compensation costs directly associated with delivery of professional services and training, costs of third-party integrators and other associated overhead costs. We expect cost of services revenue to decrease in absolute dollars relative to the decrease of our services business.
Gross Profit and Gross Margin
Gross profit, or revenue less cost of revenue, has been and will continue to be affected by various factors, including the mix of cloud-based subscription customers, the costs associated with supporting our cloud solution, the extent to which we expand our customer support team and the extent to which we can increase the efficiency of our technology and infrastructure though technological improvements. We expect our gross profit to increase in absolute dollars. We expect our gross margin to increase over time as compared to the rates we delivered prior to the impact of COVID, as subscription revenue becomes a larger proportion of revenue, and as we increase average ARR per device.
Operating Expenses
Sales and Marketing. Sales and marketing expenses consist primarily of employee compensation costs, sales commissions, costs of general marketing and promotional activities, travel-related expenses and allocated overhead. Sales commissions as well as associated payroll taxes and retirement plan contributions that are incremental to the acquisition of customer contracts are deferred and amortized over the period of benefit, which is estimated to be 5 years. We expect our sales and marketing expenses to increase on an absolute dollar basis as we expand our sales personnel and marketing efforts.
Research and development. Research and development expenses consist primarily of personnel costs and allocated overhead. We will continue to invest in innovation so that we can offer our customers new solutions and enhance our existing solutions. See “Business — Research and Development” for more information. We expect such investment to increase on an absolute dollar basis as our business grows.
General and Administrative. General and administrative expenses consist primarily of employee compensation costs for corporate personnel, such as those in our executive, human resource, facilities, accounting and finance, legal and compliance, and information technology departments. In addition, general and administrative expenses include acquisition-related expenses which primarily consist of third-party expenses, such as legal and accounting fees, and adjustments to contingent consideration. General and administrative expenses also include costs incurred in secondary offerings. We expect our general and administrative expenses to increase on a dollar basis as our business grows, particularly as we continue to invest in technology infrastructure and expand our operations globally. Also, we incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations and accounting expenses.
Amortization. Amortization expense primarily consists of amortization of acquired trademarks, customer relationships and developed technology.
Interest Expense, Net
Interest expense, net consists primarily of interest payments on our outstanding borrowings under our credit facilities as well as the amortization of associated deferred financing costs. See “Liquidity and Capital Resources — Credit Facilities.”
Loss on Extinguishment of Debt
Upon closing of the IPO, we repaid $205.0 million of the principal amount of the Prior Term Loan Facility and recorded a loss on extinguishment of debt of $5.2 million for the prepayment penalty and write off of debt issuance costs.
Foreign Currency Transaction Gain (Loss)
Our reporting currency is the U.S. dollar. The functional currency of all our international operations is the U.S. dollar. The assets, liabilities, revenues and expenses of our foreign operations are remeasured in accordance with ASC Topic 830, Foreign Currency Matters. Remeasurement adjustments are recorded as foreign currency transaction gains (losses) in the consolidated statement of operations.
Income Tax Benefit
Income tax benefit consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.
Other Income
Other income consists primarily of sublease rental income. The sublease was terminated in the second quarter of 2020.

Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$248,879	$175,118	$113,867
Services	14,519	19,014	20,201
License	5,734	9,833	13,316
Total revenue	269,132	203,965	147,384
Cost of revenue:
Cost of subscription(2)(3) (exclusive of amortization expense shown below)	39,529	31,457	24,099
Cost of services(2)(3) (exclusive of amortization expense shown below)	10,726	14,239	16,250
Amortization expense	10,753	10,266	8,969
Total cost of revenue	61,008	55,962	49,318
Gross profit	208,124	148,003	98,066
Operating expenses:
Sales and marketing(2)(3)	98,885	73,103	53,749
Research and development(2)(3)	52,513	42,898	31,527
General and administrative(2)(3)(4)	51,603	31,509	22,444
Amortization expense	22,575	22,416	21,491
Total operating expenses	225,576	169,926	129,211
Loss from operations	(17,452)	(21,923)	(31,145)
Interest expense, net	(10,741)	(21,423)	(18,203)
Loss on extinguishment of debt	(5,213)	—	—
Foreign currency transaction loss	(722)	(1,252)	(418)
Other income, net	91	220	221
Loss before income tax benefit	(34,037)	(44,378)	(49,545)
Income tax benefit	9,955	10,033	11,966
Net loss	$(24,082)	$(34,345)	$(37,579)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
(2) Includes stock-based compensation as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$732	$194	$225
Services	139	—	—
Sales and marketing	1,748	460	529
Research and development	1,533	394	239
General and administrative	2,591	1,413	1,322
	$6,743	$2,461	$2,315

(3) Includes depreciation expense as follows:

	(As Revised)
	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$985	$902	$756
Services	207	246	290
Sales and marketing	1,966	1,688	1,256
Research and development	1,149	1,121	917
General and administrative	876	443	283
	$5,183	$4,400	$3,502
(4) Includes acquisition-related expense as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
General and administrative	$5,200	$1,392	$158
General and administrative also includes a Digita earnout benefit (expense) of $1.0 million and $(0.2) million for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods indicated:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(as a percentage of total revenue)
Consolidated Statement of Operations Data:
Revenue:
Subscription	93%	86%	77%
Services	5	9	14
License	2	5	9
Total revenue	100	100	100
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	15	15	16
Cost of services (exclusive of amortization expense shown below)	4	7	11
Amortization expense	4	5	6
Total cost of revenue	23	27	33
Gross profit	77	73	67
Operating expenses:
Sales and marketing	37	36	37
Research and development	20	21	21
General and administrative	19	15	15
Amortization expense	8	11	15
Total operating expenses	84	83	88
Loss from operations	(6)	(11)	(21)
Interest expense, net	(4)	(11)	(12)
Loss on extinguishment of debt	(2)	—	—
Foreign currency transaction loss	—	(1)	—
Other income, net	—	—	—
Loss before income tax benefit	(13)	(22)	(34)
Income tax benefit	4	5	8
Net loss	(9)%	(17)%	(26)%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Comparison of the Years Ended December 31, 2020, 2019 and 2018
Revenue

	(As Revised)
	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020 (1)	2019 (1)	$	%	2019 (1)	2018 (1)	$	%
	(in thousands, except percentages)
SaaS subscription and support and maintenance	$223,655	$158,493	$65,162	41%	$158,493	$100,191	$58,302	58%
On‑premise subscription	25,224	16,625	8,599	52	16,625	13,676	2,949	22
Subscription revenue	248,879	175,118	73,761	42	175,118	113,867	61,251	54
Professional services	14,519	19,014	(4,495)	(24)	19,014	20,201	(1,187)	(6)
Perpetual licenses	5,734	9,833	(4,099)	(42)	9,833	13,316	(3,483)	(26)
Non‑subscription revenue	20,253	28,847	(8,594)	(30)	28,847	33,517	(4,670)	(14)
Total revenue	$269,132	$203,965	$65,167	32%	$203,965	$147,384	$56,581	38%

(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Total revenue increased by $65.2 million, or 32%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Overall revenue increased as a result of higher subscription revenue, partially offset by lower services and license revenue. Subscription revenue accounted for 93% of total revenue for the year ended December 31, 2020 compared to 86% for the year ended December 31, 2019. The increase in subscription revenue was driven by device expansion, the addition of new customers and cross-selling. Services revenue has decreased as COVID-19 impacted our in-person trainings, and our product enhancements have reduced customer reliance on our services in order to utilize our products. License revenue decreased as a result of shifting customers to our SaaS model as opposed to on-premise perpetual licenses.
Total revenue increased by $56.6 million, or 38%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Overall revenue increased as a result of higher subscription revenue partially offset by slightly lower services and license revenue. The increase in subscription revenue was driven by the addition of new customers as well as an increase in device expansion within our installed customer base. Services revenue has decreased as our product enhancements have reduced the reliance our customers need to place on our services in order to utilize our products. License revenue decreased as a result of shifting customers to our SaaS model as opposed to on-premise perpetual licenses.
Cost of Revenue and Gross Margin

	(As Revised)
	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020 (1)	2019 (1)	$	%	2019 (1)	2018 (1)	$	%
	(in thousands, except percentages)
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	$39,529	$31,457	$8,072	26%	$31,457	$24,099	$7,358	31%
Cost of services (exclusive of amortization expense show below)	10,726	14,239	(3,513)	(25)	14,239	16,250	(2,011)	(12)
Amortization expense	10,753	10,266	487	5	10,266	8,969	1,297	14
Total cost of revenue	$61,008	$55,962	$5,046	9%	$55,962	$49,318	$6,644	13%
Gross margin	77%	73%			73%	67%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Cost of revenue increased by $5.0 million, or 9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 driven by an increase in cost of subscription revenue and amortization expense, partially offset by lower services cost of revenue. Cost of subscription revenue increased $8.1 million primarily due to an increase of $4.1 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $2.6 million in third party hosting fees as we increased capacity to support our growth, an increase of $0.9 million in computer hardware and software costs to support the growth of the business and a $0.5 million increase in stock-based compensation expense. Amortization expense increased $0.5 million due to intangibles added to our balance sheet as the result of acquisitions. Cost of services revenue decreased $3.5 million as a result of lower services revenue.
Cost of revenue increased by $6.6 million, or 13%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 driven by an increase in cost of subscription revenue and amortization expense partially offset by lower services cost of revenue. Cost of subscription revenue increased $7.4 million due to an increase of $3.6 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $2.2 million in third party hosting fees as we increased capacity to support our growth and an increase of $1.6 million in costs to support the growth of the business. Amortization expense increased $1.3 million due to intangibles added to our balance sheet as the result of acquisitions. Cost of services revenue decreased $2.0 million due to deploying more cost effective delivery of services, which includes the use of third-party integrators.
Total gross margin was 77%, 73% and 67% for the years ended December 31, 2020, 2019 and 2018, respectively, as our revenue expanded faster than the costs required to deliver the revenue.

Operating Expenses

	(As Revised)
	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020 (1)	2019 (1)	$	%	2019 (1)	2018 (1)	$	%
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$98,885	$73,103	$25,782	35%	$73,103	$53,749	$19,354	36%
Research and development	52,513	42,898	9,615	22	42,898	31,527	11,371	36
General and administrative	51,603	31,509	20,094	64	31,509	22,444	9,065	40
Amortization expense	22,575	22,416	159	1	22,416	21,491	925	4
Operating expenses	$225,576	$169,926	$55,650	33%	$169,926	$129,211	$40,715	32%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Sales and Marketing. Sales and marketing expenses increased by $25.8 million, or 35%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $18.3 million in employee compensation costs driven by headcount growth, a $5.1 million increase in marketing costs, an increase of $2.8 million in computer hardware and software costs to support the growth of the business and a $1.3 million increase in stock-based compensation expense reflecting the IPO grant, partially offset by a $2.6 million decrease in travel-related expenses reflecting less travel due to COVID-19. Marketing costs increased primarily due to increases in demand generation programs, advertising, and brand awareness campaigns focused on new customer acquisition, as well as an increase in costs related to our annual user conference.
Sales and Marketing. Sales and marketing expenses increased by $19.4 million, or 36%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $13.4 million in employee compensation costs related to headcount growth. Marketing costs increased by $1.7 million primarily due to increases in demand generation programs, advertising and brand awareness campaigns focused on new customer acquisition. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $4.3 million.
Research and Development. Research and development expenses increased by $9.6 million, or 22%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $6.7 million in employee compensation costs due to higher headcount, an increase of $1.1 million in outside services, an increase of $1.3 million in computer hardware and software costs to support the growth of the business and a $1.1 million increase in stock-based compensation expense reflecting the IPO grant, partially offset by a $0.7 million decrease in travel-related expenses reflecting less travel due to COVID-19.
Research and Development. Research and development expenses increased by $11.4 million, or 36%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $8.8 million in employee compensation costs due to higher headcount and an increase of $0.8 million in computer hardware and software costs to support the growth of the business. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $1.8 million.
General and Administrative. General and administrative expenses increased by $20.1 million, or 64%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to an increase of $6.3 million in employee compensation costs driven by higher headcount to support our continued growth, $6.1 million in additional expenses as a result of operating as a public company, a $5.2 million increase in acquisition-related expenses, a $1.2 million increase in stock-based compensation expense and a $0.8 million increase in allowance for bad debt and returns, partially offset by a $1.0 million reduction to contingent consideration. The remainder of the cost increase is primarily related to costs to support the growth in business and headcount.
General and Administrative. General and administrative expenses increased by $9.1 million, or 40%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $3.5 million in employee compensation costs primarily related to higher headcount to support our continued growth and an increase of $3.0 million in costs of professional services comprised primarily of legal and accounting fees driven by the 2019 acquisitions of ZuluDesk and Digita and general growth in the Company. In addition, charitable contributions increased by $0.9 million. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $2.3 million.
Amortization Expense. Amortization expense increased by $0.2 million, or 1%, for the year ended December 31, 20120 compared to the year ended December 31, 2019. The increase was due to additional intangibles that were acquired in 2020 and July 2019.
Amortization Expense. Amortization expense increased by $0.9 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was due to additional intangibles that were acquired in 2019.
Interest Expense, Net

	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020	2019	$	%	2019	2018	$	%
	(in thousands, except percentages)
Interest expense, net	$10,741	$21,423	$(10,682)	(50)%	$21,423	$18,203	$3,220	18%
Interest expense, net decreased by $10.7 million, or 50%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 reflecting the repayment of the Prior Term Loan Facility, as well as a lower interest rate prior to repayment.
Interest expense, net increased by $3.2 million, or 18%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by the additional borrowing of $30.0 million under the Prior Term Loan Facility in 2019 to fund the acquisition of ZuluDesk, partially offset by a lower interest rate in 2019 compared to 2018.
Loss on Extinguishment of Debt

	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020	2019	$	%	2019	2018	$	%
	(in thousands, except percentages)
Loss on extinguishment of debt	$5,213	$—	$5,213	NM	$—	$—	$—	NM
Loss on extinguishment of debt of $5.2 million for the year ended December 31, 2020 consists of a prepayment penalty of $2.0 million and write off of debt issuance costs of $3.2 million in connection with the early repayment of the Prior Term Loan Facility.
Foreign Currency Transaction Loss

	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020	2019	$	%	2019	2018	$	%
	(in thousands, except percentages)
Foreign currency transaction loss	$722	$1,252	(530)	(42)%	$1,252	$418	$834	NM
Foreign currency transaction loss decreased by $0.5 million, or 42%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in the loss was driven by a favorable impact from the remeasurement of monetary assets and liabilities denominated in Euros and Australian dollars compared to the prior year.
Foreign currency transaction loss increased by $0.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in the loss was driven primarily by the weakening of the U.S. dollar relative to the Euro on significant Euro denominated intercompany loans that were utilized to fund the acquisition of ZuluDesk.

Other Income, Net

	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020	2019	$	%	2019	2018	$	%
	(in thousands, except percentages)
Other income, net	$91	$220	$(129)	(59)%	$220	$221	$(1)	0%
Other income, net decreased by $0.1 million, or 59%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in Other income, net was due to the termination of our sublease in the second quarter of 2020.
Income Tax Benefit

	(As Revised)
	Years Ended December 31,		Change		Years Ended December 31,		Change
	2020 (1)	2019 (1)	$	%	2019 (1)	2018 (1)	$	%
	(in thousands, except percentages)
Income tax benefit	$9,955	$10,033	$(78)	(1)%	$10,033	$11,966	$(1,933)	(16)%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Income tax benefit was $10.0 million for both the years ended December 31, 2020 and 2019, respectively. The effective tax rates for the years ended December 31, 2020 and 2019 were 29.2% and 22.6%, respectively. The key components of the Company’s income tax benefit primarily consist of state and federal income taxes, federal research and development credits, valuation allowances and stock compensation. The effective tax rate for the year ended December 31, 2020 was higher than the prior year due to the impact of stock compensation, the net operating loss carryback and interest limitation changes related to the CARES Act, research and development credits, the final GILTI high-tax exclusion regulation released on July 20, 2020 and a change in valuation allowance on foreign deferred tax assets related to a merger of subsidiaries. The effective tax rate for the year ended December 31, 2020 was impacted by $3.9 million of discrete income tax benefit primarily related to the loss on debt extinguishment, stock compensation, and the impact of the net operating loss carryback and interest limitation changes related to the CARES Act.
Income tax benefit was $10.0 million and $12.0 million for the years ended December 31, 2019 and December 31, 2018, respectively. The effective tax rates for the years ended December 31, 2019 and 2018 were 22.6% and 24.2%, respectively. The key components of the Company’s income tax benefit primarily consist of state and federal income taxes, federal research and development credits and GILTI provisions. The effective rate in 2019 was lower than 2018 due to higher permanent differences and a valuation allowance for foreign deferred tax assets.
Liquidity and Capital Resources
General
As of December 31, 2020, our principal sources of liquidity were cash and cash equivalents totaling $194.9 million, which were held for working capital purposes, as well as the available balance of our New Revolving Credit Facility, described further below. Our cash equivalents are comprised of money market funds and U.S. Treasuries with original or remaining maturities at the time of purchase of three months or less. Our positive cash flows from operations enable us to make continued investments in supporting the growth of our business. We expect that our operating cash flows, in addition to our cash and cash equivalents, will enable us to continue to make such investments in the future.
On July 24, 2020, we closed our IPO through which we issued and sold 13,500,000 shares of common stock at the IPO Price. In connection with the IPO, we raised approximately $319.0 million, after deducting the underwriting discount and offering expenses payable by us. Concurrently with our IPO, we issued and sold 85,880 shares of our common stock in a private placement to certain of our named executive officers, certain of our other employees and our independent directors at the IPO Price for aggregate consideration of approximately $2.2 million.

Upon closing of the IPO, the Company repaid $205.0 million of the principal amount of the Prior Term Loan Facility and paid $3.4 million of accrued interest and $2.0 million of prepayment penalty. The Company also wrote off $3.2 million of remaining debt issuance costs upon repayment of the debt. The Company recorded a loss on debt extinguishment of $5.2 million for the prepayment penalty and write off of debt issuance costs in the third quarter of 2020.
We believe our cash and cash equivalents, our New Revolving Credit Facility and cash provided by sales of our software solutions and services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and services offerings, and the continuing market acceptance of our products. In the future, we may use cash to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.
We are a holding company and we derive all of our operating income from our subsidiaries. As a result, our cash flow is dependent on the performance of our subsidiaries and the ability of those entities to distribute funds to us. See Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Dividend Policy ” for a discussion of our dividend policy, including restrictions on our ability to pay dividends and distributions to us.
A majority of our customers pay in advance for subscriptions and support and maintenance contracts, a portion of which is recorded as deferred revenue. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is later recognized as revenue in accordance with our revenue recognition policy. As of December 31, 2020, we had deferred revenue of $206.0 million, of which $160.5 million was recorded as a current liability and is expected to be recorded as revenue in the next 12 months, provided all other revenue recognition criteria have been met.
Credit Facilities
On November 13, 2017, we entered into the Prior Credit Agreement with a syndicate of lenders, comprised of the $175.0 million Prior Term Loan Facility and the $15.0 million Prior Revolving Credit Facility, in each case with a maturity date of November 13, 2022. Pursuant to the Amendment Agreement No. 1, dated as of January 30, 2019, the Prior Term Loan Facility was increased to $205.0 million. Upon closing of the IPO, the Company repaid the outstanding principal balance of the Prior Term Loan Facility, including accrued and unpaid interest thereon, and the Prior Credit Agreement was terminated.
On July 27, 2020, we entered into the New Credit Agreement, which provides for an initial revolving credit facility of $150.0 million, and which amount may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. The maturity date of the New Credit Agreement is July 27, 2025. The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations, negative covenants and events of default. We were in compliance with such covenants as of December 31, 2020. As of December 31, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. In the third quarter of 2020, the Company recorded debt issuance costs of $1.3 million, which is amortized to interest expense over the term of the New Credit Agreement. As of December 31, 2020, debt issuance costs of $1.1 million are included in other assets in the consolidated balance sheets.
The interest rates applicable to revolving borrowings under the New Credit Agreement are, at the Company’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate (subject to a floor) for a one month interest period (each term as defined in the New Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate for the applicable interest period multiplied by the Statutory Reserve Rate, plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate loans range from 0.25% to 1.0% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio (as such term is defined in the New Credit Agreement). Base rate borrowings may only be made in dollars. The Company pays a commitment fee during the term of the New Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio.

Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing and financing activities:

	Years Ended December 31,
	2020 (1)	2019 (1)	2018
	(As Revised)	(As Revised)
	(in thousands)
Net cash provided by operating activities	$52,801	$11,846	$9,360
Net cash used in investing activities	(6,876)	(47,363)	(5,802)
Net cash provided by financing activities	115,964	28,652	1,770
Effect of exchange rate changes on cash and cash equivalents	604	—	—
Net increase (decrease) in cash and cash equivalents	162,493	(6,865)	5,328
Cash and cash equivalents at beginning of period	32,375	39,240	33,912
Cash and cash equivalents at end of period	$194,868	$32,375	$39,240
Cash paid for interest	$12,649	$20,693	$17,835
Cash paid for purchases of equipment and leasehold improvements	4,368	7,190	2,909
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part II, Item 8 for more information.
Operating Activities
For the year ended December 31, 2020, net cash provided by operating activities was $52.8 million reflecting our net loss of $24.1 million, adjusted for non-cash charges of $48.4 million and net cash inflows of $28.5 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs, provision for bad debt expense and returns, loss on extinguishment of debt and share-based compensation, partially offset by deferred taxes and a $1.0 million adjustment to our Digita earnout. The primary drivers of net cash inflows from changes in operating assets and liabilities included a $64.9 million increase in deferred revenue, an increase in accounts payable and accrued liabilities of $9.5 million and an increase in other liabilities of $1.9 million, partially offset by a $20.4 million increase in deferred contract costs, a $23.1 million increase in accounts receivable and a $3.6 million increase in prepaid expenses and other assets.
For the year ended December 31, 2019, net cash provided by operating activities was $11.8 million reflecting our net loss of $34.3 million, adjusted for non-cash charges of $34.9 million and net cash inflows of $11.3 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs and share-based compensation, partially offset by deferred taxes. The primary drivers of changes in operating assets and liabilities related to a $37.4 million increase in deferred revenue and an increase in accounts payable and accrued liabilities of $7.3 million, partially offset by increases in accounts receivable of $14.8 million, deferred contract costs of $14.0 million, and prepaid expenses and other assets of $5.1 million.
For the year ended December 31, 2018, net cash provided by operating activities was $9.4 million, reflecting our net loss of $37.6 million, adjusted for non-cash charges of $27.3 million and net cash inflows of $19.7 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment and intangible assets, and amortization of deferred contract costs partially offset by deferred taxes. The primary drivers of the changes in operating assets and liabilities related to a $31.8 million increase in deferred revenue partially offset by a $10.9 million increase in deferred contract costs.
Investing Activities
During the year ended December 31, 2020, net cash used in investing activities was $6.9 million driven by purchases of $4.4 million in equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software and the acquisition of Mondada of $2.5 million, net of cash acquired.

During the year ended December 31, 2019, net cash used in investing activities was $47.4 million driven by the acquisition of ZuluDesk and Digita of $40.2 million, net of cash acquired, and purchases of $7.2 million in equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software.
During the year ended December 31, 2018, net cash used in investing activities was $5.8 million primarily driven by the acquisition of Orchard & Grove for $2.1 million in cash and purchases of $2.9 million in equipment and leasehold improvements to support higher headcount and additional office space and hardware and software.
Financing Activities
Net cash provided by financing activities of $116.0 million during the year ended December 31, 2020 was due to proceeds of $326.3 million from the IPO after deducting underwriting discounts and commissions, $3.0 million of proceeds from the exercise of stock options and $2.2 million of proceeds from the private placement, partially offset by the repayment of $205.0 million principal amount of our Prior Term Loan Facility, the payment of debt extinguishment costs of $2.0 million, the payment of offering costs of $7.3 million and the payment of debt issuance costs of $1.3 million related to the New Credit Agreement.
Net cash provided by financing activities of $28.7 million during the year ended December 31, 2019 was primarily due to increased borrowings on our Prior Credit Facilities of $40.0 million for the ZuluDesk acquisition. Subsequent to the acquisition, we repaid $10.0 million of our Prior Credit Facilities.
Net cash provided by financing activities of $1.8 million during the year ended December 31, 2018 was due to proceeds from the exercise of stock options.
Contractual Obligations and Commitments
As of December 31, 2020, our principal commitments consist of obligations under operating leases for office space and noncancelable minimum annual commitments with AWS for hosting services and other vendors for support software.
The following table sets forth the amounts of our significant contractual obligations and commitments with definitive payment terms as of December 31, 2020:

	Payments due by Period
	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating lease obligations	$33,038	$5,837	$10,631	$7,088	$9,482
Other obligations(1)	35,765	14,431	21,334	—	—
Total	$68,803	$20,268	$31,965	$7,088	$9,482
(1) Other obligations represent a noncancelable minimum annual commitment with AWS for hosting services and other support software.
The table above does not include potential earn-out consideration payable in connection with our 2019 acquisition of Digita. In connection with that acquisition, we agreed to an earn-out arrangement providing for up to $15.0 million payable to the seller, subject to meeting certain conditions.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, channel partners, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us or from intellectual property infringement, misappropriation or other violation claims made by third parties. See “Risk Factors — We have indemnity provisions under our contracts with our customers, channel partners and other third parties, which could have a material adverse effect on our business.” In addition, in connection with the completion of our IPO, we entered into indemnification agreements with our directors and certain executive officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.
The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.
Critical Accounting Policies
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates, impacting our reported results of operations and financial condition.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below are the most difficult management decisions as they involve the use of significant estimates and assumptions as described above. Refer to “Note 2 — Summary of Significant Accounting Policies” to the consolidated financial statements included in Part II, Item 8 for more detailed information regarding our critical accounting policies.
Revenue Recognition
We derive revenue from the sales of software licenses and maintenance, hosted software and related professional services. We recognize revenue in accordance with ASC 606, which provides a five-step model for recognizing revenue from contracts with customers as follows:
•Identify the contract with a customer
•Identify the performance obligations in the contract
•Determine the transaction price
•Allocate the transaction price to the performance obligations in the contract
•Recognize revenue when or as performance obligations are satisfied
Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
When our contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative stand-alone selling price (“SSP”) basis to each performance obligation. The Company typically determines SSP based on observable selling prices of its products and services. In instances where SSP is not directly observable, such as with software licenses that are never sold on a stand-alone basis, SSP is determined using information that may include market conditions and other observable inputs. In addition, for software products where the pricing is also determined to be highly variable or highly uncertain, SSP is established using the residual approach. However, the Company does not currently use the residual approach for any of its performance obligations, as pricing was not determined to be highly variable or highly uncertain. SSP is typically established as ranges and the Company typically has more than one SSP range for individual products and services due to the stratification of those products and services by customer class, channel type and purchase quantity, among other circumstances.
Stock-Based Compensation
The Company applies the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”) in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All service-based options outstanding under the Company’s option plans have exercise prices equal to the fair value of the Company’s stock on the grant date, as determined by an independent third party. The fair value of these options is determined using the Black-Scholes option pricing model. Compensation cost for restricted stock units (“RSUs”) is determined based on the fair market value of the Company’s stock at the date of the grant. Stock-based compensation expense for service-based options and RSUs is generally recognized on a straight-line basis over the required service period. Forfeitures are accounted for when they occur.
The Company also grants performance-based awards to certain executives that vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon a change in control of the Company (“Termination Event”). The terms of the agreement do not specify a performance period for the occurrence of the Termination Event. The contractual term of the awards is 10 years. These options are also referred to as return target options. The Company uses a Modified Black-Scholes option pricing model which uses Level 3 inputs for fair value measurement. As of December 31, 2020 and 2019, the vesting conditions for these options had not been met, and accordingly, no compensation expense was recorded.
In conjunction with the IPO, the vesting conditions of these options were modified to also vest following an IPO and registration and sale of shares by Vista provided that Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. In accordance with ASC 718, we calculated the fair value of these options on the modification date. The value of these options on the date of modification was $33.0 million. As the awards are not currently considered probable of meeting vesting requirements no expense has been recognized, and the timing of any future expense recognition is unknown.
Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, including those regarding our future expected revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of future events.
Common Stock Valuation
Prior to the IPO, our Board established the fair value of the shares of common stock underlying our stock-based awards. These estimates were based in part upon valuations provided by third-party valuation firms.
Because there was no public market for our common stock prior to the IPO, our Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”). The factors considered by our Board in estimating the fair value of our common stock prior to the IPO included the following:
•Contemporaneous valuations performed regularly by unrelated third-party specialists;
•Our historical operating and financial performance;
•Likelihood of achieving a liquidity event, such as the consummation of an IPO or the sale of our company given prevailing market conditions and the nature and history of our business;
•Market multiples of comparable companies in our industry;
•Market multiples of current acquisitions in our industry;

•Stage of development;
•Industry information such as market size and growth;
•The lack of marketability of our securities because we are a private company; and
•General macroeconomic conditions.
In valuing our common stock prior to the IPO, our Board determined the value using both the income and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted average cost of capital (“WACC”). To derive our WACC, a cost of equity was developed using the Capital Asset Pricing Model and comparable company betas, and a cost of debt was determined based on our estimated cost of borrowing. The costs of debt and equity were then weighted based on our actual capital structure. The market approach estimates value based on an estimate of IPO value or a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple was determined and subsequently applied to our financial results to estimate our enterprise value. Also, our market approach factored in multiples on recent acquisitions in our industry.
Application of these approaches involved the use of estimates, judgment and assumptions that are highly complex and subjective, including those regarding our future expected revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions would impact our valuations at each valuation date and could have a material impact on the valuation of our common stock.
Following the completion of our IPO, it is no longer necessary to determine the fair value of our common stock as our shares are traded in the public market.
Income Taxes
Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances. The realization of our deferred tax assets is dependent on generating future taxable income and the reversal of existing temporary differences. Changes in tax laws and assumptions with respect to future taxable income could result in adjustment to these allowances.
The Company recognizes a tax benefit for uncertain tax positions only if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. The Company evaluates goodwill for impairment in accordance with ASC 350, Goodwill and Other Intangible Assets, which requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company has one reporting unit. The Company performs its annual impairment testing of goodwill as of October 1 of each year and in interim periods if events occur that would indicate that it is more likely than not the fair value of the reporting unit is less than carrying value. If the Company’s reporting unit carrying amount exceeds its fair value an impairment charge will be recorded based on that difference. The impairment charge will be limited to the amount of goodwill currently recognized in the Company’s single reporting unit. There is inherent subjectivity involved in estimating future cash flows, which can have a material impact on the amount of any potential impairment. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Other Intangibles, Net
Other intangible assets include customer relationships, developed technology and trademarks acquired in our previous acquisitions, have definite lives, and are amortized over a period ranging from two to twelve years on a straight-line basis. Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows generated by the asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value of its fair value. There is inherent subjectivity involved in estimating future cash flows, which can have a material impact on the amount of any potential impairment. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2 — Summary of Significant Accounting Policies” to the consolidated financial statements included in Part II, Item 8.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Jamf Holding Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Jamf Holding Corp. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2017.
Minneapolis, Minnesota
March 4, 2021, except for the effects of the items discussed in Note 3, as to which the date is August 27, 2021.

JAMF HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	(As Revised)
	December 31,
	2020 (1)	2019 (1)
Assets
Current assets:
Cash and cash equivalents	$194,868	$32,375
Trade accounts receivable, net of allowances of $530 and $200 at December 31, 2020 and 2019, respectively	69,056	46,571
Income taxes receivable	632	14
Deferred contract costs	8,284	4,621
Prepaid expenses	13,283	8,094
Other current assets	1,113	3,632
Total current assets	287,236	95,307
Equipment and leasehold improvements, net	15,130	15,195
Goodwill	541,480	539,818
Other intangible assets, net	202,878	235,099
Deferred contract costs, non-current	22,202	13,420
Other assets	5,359	5,440
Total assets	$1,074,285	$904,279
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,967	$3,546
Accrued liabilities	31,916	27,269
Income taxes payable	713	819
Deferred revenues	160,002	119,828
Total current liabilities	199,598	151,462
Deferred revenues, non-current	45,507	20,621
Deferred tax liability, net	5,087	18,441
Debt	—	201,319
Other liabilities	13,079	11,714
Total liabilities	263,271	403,557
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 and no shares authorized at December 31, 2020 and 2019, respectively; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.001 par value, 500,000,000 and 132,000,000 shares authorized at December 31, 2020 and 2019, respectively; 116,992,472 and 102,843,612 shares issued and outstanding at December 31, 2020 and 2019, respectively	117	103
Additional paid‑in capital	903,116	568,756
Accumulated deficit	(92,219)	(68,137)
Total stockholders’ equity	811,014	500,722
Total liabilities and stockholders’ equity	$1,074,285	$904,279
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
Revenue:
Subscription	$248,879	$175,118	$113,867
Services	14,519	19,014	20,201
License	5,734	9,833	13,316
Total revenue	269,132	203,965	147,384
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	39,529	31,457	24,099
Cost of services (exclusive of amortization expense shown below)	10,726	14,239	16,250
Amortization expense	10,753	10,266	8,969
Total cost of revenue	61,008	55,962	49,318
Gross profit	208,124	148,003	98,066
Operating expenses:
Sales and marketing	98,885	73,103	53,749
Research and development	52,513	42,898	31,527
General and administrative	51,603	31,509	22,444
Amortization expense	22,575	22,416	21,491
Total operating expenses	225,576	169,926	129,211
Loss from operations	(17,452)	(21,923)	(31,145)
Interest expense, net	(10,741)	(21,423)	(18,203)
Loss on extinguishment of debt	(5,213)	—	—
Foreign currency transaction loss	(722)	(1,252)	(418)
Other income, net	91	220	221
Loss before income tax benefit	(34,037)	(44,378)	(49,545)
Income tax benefit	9,955	10,033	11,966
Net loss	$(24,082)	$(34,345)	$(37,579)
Net loss per share, basic and diluted	$(0.22)	$(0.33)	$(0.37)
Weighted-average shares used to compute net loss per share, basic and diluted	108,908,597	102,752,092	102,325,465
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Stock Class		Additional Paid‑In Capital	Retained Earnings (Accumulated Deficit) (1)	Stockholders’ Equity (1)
	Common
	Shares	Amount
				(As Revised)	(As Revised)
Balance, December 31, 2017	102,300,010	$102	$561,288	$3,787	$565,177
Exercise of stock options	322,851	1	1,769	—	1,770
Vesting of restricted stock units	26,840	—	—	—	—
Share-based compensation	—	—	2,315	—	2,315
Net loss	—	—	—	(37,579)	(37,579)
Balance, December 31, 2018	102,649,701	103	565,372	(33,792)	531,683
Exercise of stock options	168,391	—	923	—	923
Vesting of restricted stock units	25,520	—	—	—	—
Share-based compensation	—	—	2,461	—	2,461
Net loss	—	—	—	(34,345)	(34,345)
Balance, December 31, 2019	102,843,612	103	568,756	(68,137)	500,722
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions, offering costs and tax	13,500,000	14	322,399	—	322,413
Private placement	85,880	—	2,233	—	2,233
Exercise of stock options	526,460	—	2,985	—	2,985
Vesting of restricted stock units	36,520	—	—	—	—
Share-based compensation	—	—	6,743	—	6,743
Net loss	—	—	—	(24,082)	(24,082)
Balance, December 31, 2020	116,992,472	$117	$903,116	$(92,219)	$811,014
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
Cash flows from operating activities
Net loss	$(24,082)	$(34,345)	$(37,579)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	38,511	37,082	33,962
Amortization of deferred contract costs	7,953	5,236	2,864
Amortization of debt issuance costs	773	1,120	513
Provision for bad debt expense and returns	1,024	279	37
Loss on extinguishment of debt	5,213	—	—
Share‑based compensation	6,743	2,461	2,315
Deferred tax benefit	(10,318)	(11,169)	(12,379)
Adjustment to contingent consideration	(1,000)	200	—
Other	(490)	(292)	(34)
Changes in operating assets and liabilities:
Trade accounts receivable	(23,112)	(14,799)	(3,353)
Income tax receivable/payable	(766)	559	(977)
Prepaid expenses and other assets	(3,620)	(5,106)	(2,557)
Deferred contract costs	(20,398)	(14,045)	(10,940)
Accounts payable	4,026	1,000	(313)
Accrued liabilities	5,501	6,349	6,001
Deferred revenue	64,945	37,374	31,839
Other liabilities	1,898	(58)	(39)
Net cash provided by operating activities	52,801	11,846	9,360
Cash flows from investing activities
Acquisition, net of cash acquired	(2,512)	(40,173)	(2,893)
Purchases of equipment and leasehold improvements	(4,368)	(7,190)	(2,909)
Proceeds from sale of equipment and leasehold improvements	4	—	—
Net cash used in investing activities	(6,876)	(47,363)	(5,802)
Cash flows from financing activities
Proceeds from debt	—	40,000	—
Debt issuance costs	(1,264)	(1,550)	—
Payment of debt	(205,000)	(10,000)	—
Payment of debt extinguishment costs	(2,050)	—	—
Proceeds from initial public offering, net of underwriting discounts and commissions	326,316	—	—
Cash paid for offering costs	(7,256)	(721)	—
Proceeds from private placement	2,233	—	—
Proceeds from the exercise of stock options	2,985	923	1,770
Net cash provided by financing activities	115,964	28,652	1,770
Effect of exchange rate changes on cash and cash equivalents	604	—	—
Net increase (decrease) in cash and cash equivalents	162,493	(6,865)	5,328
Cash and cash equivalents, beginning of period	32,375	39,240	33,912
Cash and cash equivalents, end of period	$194,868	$32,375	$39,240
Supplemental disclosures of cash flow information:
Cash paid for interest	$12,649	$20,693	$17,835
Cash paid for income taxes, net of refunds	1,394	596	1,461
Non-cash investing activities:
Leasehold improvements acquired through lease incentives	$—	$2,672	$369
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of presentation and description of business
Description of business
Jamf Holding Corp. and its wholly owned subsidiaries, collectively, are referred to as the “Company,” “we,” “us” or “our.” We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With our products, Apple devices can be deployed to employees brand new in the shrink-wrapped box, automatically set up and personalized at first power-on and continuously administered throughout the life of the device. Our customers are located throughout the world.
Initial public offering
On July 24, 2020, the Company closed its IPO through which it issued and sold 13,500,000 shares of common stock at the IPO Price. In connection with the IPO, the Company raised approximately $319.0 million after deducting the underwriting discount and commissions of $24.7 million and offering expenses of $7.3 million. Upon completion of the IPO, authorized capital stock consisted of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.001 per share.
Concurrently with the Company’s IPO, the Company issued and sold 85,880 shares of its common stock in a private placement to certain of its named executive officers, certain of its other employees and its independent directors at the IPO Price for aggregate consideration of approximately $2.2 million.
Upon closing of the IPO, the Company repaid $205.0 million of the principal amount of its then existing Term Loan Facility (the “Prior Term Loan Facility”) and paid $3.4 million of accrued interest and $2.0 million of prepayment penalty. The Company also wrote off $3.2 million of remaining debt issuance costs upon repayment of the debt. The Company recorded a loss on debt extinguishment of $5.2 million for the prepayment penalty and write off of debt issuance costs in the third quarter of 2020.
Vista Equity Partners acquisition
On November 13, 2017, Vista acquired a majority share of all the issued and outstanding shares of the Company at the purchase price of $733.8 million (the “Vista Acquisition”). As of December 31, 2020, funds controlled by Vista own approximately 62.3% of our outstanding common stock. As a result, we are a “controlled company” under NASDAQ Global Select Market (“NASDAQ”) corporate governance rules.
Emerging growth company status
We are an emerging growth company as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company for the first five fiscal years after the completion of our IPO, unless one of the following occurs: (i) our total annual gross revenue is at least $1.07 billion, (ii) we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period, or (iii) we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30.

Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP and include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company.
Certain reclassifications of prior period amounts have been made to conform to the current presentation. In the fourth quarter of 2020, the Company reclassified on-premise subscription revenue from license revenue to subscription revenue in the consolidated statements of operations on a retroactive basis. The amounts reclassified for the years ended December 31, 2019 and 2018 were $16.1 million and $12.7 million, respectively. The revised presentation is consistent with our disaggregated revenue disclosure and is more consistent with how investors and other users of the financial statements evaluate overall subscription revenue. The reclassification had no impact on total revenue.
In 2020, the Company reclassified cash paid for offering costs of $721 thousand during the year ended December 31, 2019 from operating activities to financing activities in the consolidated statements of cash flows as a result of the completion of our IPO. The impact of the reclassification was not material to current or prior period financial statements.
Subsequent events
The Company evaluated events or transactions that occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued. No subsequent events or transactions were identified.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, revenue recognition, stock-based compensation, commissions, goodwill and accounting for income taxes. Actual results could differ from those estimates.
Segment and geographic information
Our chief operating decision maker (“CODM”) is our Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. We operate our business as one operating segment and therefore we have one reportable segment.
Revenue by geographic region as determined based on the end user customer address was as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
The Americas	$208,171	$156,001	$118,276
Europe, the Middle East, India, and Africa	45,775	36,431	20,536
Asia Pacific	15,186	11,533	8,572
	$269,132	$203,965	$147,384
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Equipment and leasehold improvements, net by geographic region as determined by the location of the legal entity that owns the asset was as follows:

	(As Revised)
	December 31,
	2020 (1)	2019 (1)
	(in thousands)
The Americas	$11,227	$10,015
Europe, the Middle East, India, and Africa	2,310	2,988
Asia Pacific	1,593	2,192
	$15,130	$15,195
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Note 2. Summary of significant accounting policies
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Net loss per share of common stock
Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period without consideration for potentially dilutive securities. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock method. For purposes of the diluted net loss per common share calculation, RSUs and stock options are considered to be potentially dilutive securities. Because we have reported a net loss for the years ended December 31, 2020, 2019 and 2018, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share for those periods because the potentially dilutive shares would have been anti-dilutive if included in the calculation.
Cash and cash equivalents
The Company considers any highly liquid investments purchased with original or remaining maturities at the time of purchase of three months or less to be cash equivalents. The Company maintains cash in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Trade receivables, net
Credit is extended to customers in the normal course of business, generally with 30-day payment terms. Receivables are recorded at net realizable value, which includes allowances for doubtful accounts.
The Company reviews the collectability of trade receivables on an ongoing basis. The Company reserves for trade receivables determined to be uncollectible. This determination is based on the delinquency of the account, the financial condition of the customer and the Company’s collection experience. The Company writes-off trade receivable balances against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued.
Activity related to our allowance for doubtful accounts was as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Balance, beginning of period	$200	$60	$60
Bad-debt expense	824	279	37
Accounts written off	(494)	(139)	(37)
Balance, end of period	$530	$200	$60

For the year ended December 31, 2020, the Company had two distributors that accounted for more than 10% of total net revenues. Total receivables related to these distributors were $19.8 million as of December 31, 2020. For the years ended December 31, 2019 and 2018, the Company had one distributor that accounted for more than 10% of total net revenues. Total receivables related to this distributor were $6.0 million as of December 31, 2019.
No single end customer accounted for more than 10% of total revenue for the years ended December 31, 2020, 2019 and 2018.
Equipment and leasehold improvements, net
Equipment and leasehold improvements are recorded at cost less accumulated depreciation. Expenditures for renewals and betterments that extend the life of such assets are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. These lives are 3 years for computers and server equipment, 3 years for software, 5 years for furniture and fixtures, and the lesser of the lease term or the useful life of the leasehold improvements. Repair and maintenance costs are expensed as incurred. Differences between amounts received and the net carrying value of assets retired or disposed of are charged to income as incurred.
Impairment or disposal of long-lived assets
The Company evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment, which requires that long-lived assets and finite-lived identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment losses were recognized during the year.
Goodwill
The Company evaluates goodwill for impairment in accordance with ASC Topic 350, Goodwill and Other Intangible Assets, which requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company has one reporting unit. The Company performs its impairment testing of goodwill at least annually and more frequently if events occur that would indicate that it is more likely than not the fair value of the reporting unit is less than the carrying value. If the Company’s reporting unit carrying amount exceeds its fair value, an impairment charge will be recorded based on that difference. The impairment charge will be limited to the amount of goodwill currently recognized in the Company’s single reporting unit. The Company performed the annual assessment as of October 1, 2020, and no impairment was identified. No other interim impairment tests were deemed necessary.
Other intangibles, net
Other intangible assets, including customer relationships, developed technology, trademarks and non-competes, acquired in our previous acquisitions, have definite lives and are amortized over a period ranging from 1 to 12 years on a straight-line basis. Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows generated by the asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. No impairment losses were recognized during the year.
Debt issuance costs
Costs of debt financing are charged to expense over the lives of the related financing agreements. Remaining costs and the future period over which they would be charged to expense are reassessed when amendments to the related financing agreements or prepayments occur. Debt issuance costs for the Company's term loans are recognized as an offset to the Company's debt liability and are amortized using the effective-interest method. Debt issuance costs for the Company’s revolving lines of credit are recognized within other assets and are amortized on a straight-line basis.
Stock split
On July 10, 2020, the Company effected a 110-for-1 stock split of its common stock. The par value of the common stock was not adjusted as a result of the stock split. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have be adjusted retrospectively, where applicable, to reflect this stock split.

Offering costs
Prior to the IPO, the Company capitalized offering costs incurred in connection with the sale of common stock in the IPO, including legal, accounting, printing, and other IPO-related costs. The balance of deferred offering costs included within other current assets as of December 31, 2019 was $2.3 million. Upon completion of the IPO, $7.3 million of deferred offering costs were reclassified to stockholders’ equity and recorded against the proceeds from the offering. During the year ended December 31, 2020, the Company incurred costs of $0.7 million in connection with the sale of common stock in a secondary offering after the IPO. The Company did not receive any proceeds as only certain selling shareholders participated in the offering. These costs were expensed as incurred and included in general and administrative expenses in the consolidated statements of operations.
Foreign currency remeasurement
Our reporting currency is the U.S. dollar. The functional currency of all our international operations is the U.S. dollar. The assets, liabilities, revenues and expenses of the Company’s foreign operations are remeasured in accordance with ASC Topic 830, Foreign Currency Matters. Remeasurement adjustments are recorded as foreign currency transaction gains (losses) in the consolidated statements of operations.
Stock-based compensation
The Company applies the provisions of ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All service-based options outstanding under the Company’s option plans have exercise prices equal to the fair value of the Company’s stock on the grant date. The fair value of these service options is determined using the Black-Scholes option pricing model. The estimated fair value of service-based awards is recognized as compensation expense over the applicable vesting period. All awards expire after 10 years. There were no service options granted during the year ended December 31, 2020. The fair value of each grant of service options during the years ended December 31, 2019 and 2018 was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires judgment to determine.
Expected Term — The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. For time-based awards, the estimated expected term of options granted is generally calculated as the vesting period plus the midpoint of the remaining contractual term, as the Company does not have sufficient historical information to develop reasonable expectations surrounding future exercise patterns and post-vesting employment termination behavior.
Expected Volatility — The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers, as the Company did not have any trading history for its common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available.
Risk-Free Interest Rate — The risk-free rate assumption was based on the U.S. Treasury instruments with terms that were consistent with the expected term of the Company’s stock options.
Expected Dividend — The expected dividend assumption was based on the Company’s history and expectation of dividend payouts.
Fair Value of Common Stock — The fair value of the shares of common stock underlying the stock options has historically been the responsibility of and determined by the Company’s board of directors. Because there was no public market for the Company’s common stock prior to our IPO, the board of directors used independent third-party valuations of the Company’s common stock, operating and financial performance, and general and industry-specific economic outlook, amongst other factors.

	Years Ended December 31,
	2020	2019			2018
Expected life of options	—	6.25 years			6.25 years
Expected volatility	—	45.1%	-	45.3%	44.8%	-	46.6%
Risk-free interest rates	—	1.6%	-	1.7%	2.5%	-	2.8%
Expected dividend yield	—	—			—
Weighted-average grant-date fair value	—	$7.29			$2.69
Compensation cost for RSUs is determined based on the fair market value of the Company’s stock at the date of the grant. Stock-based compensation expense is generally recognized over the required service period. Forfeitures are accounted for when they occur.
The Company also grants performance-based awards to certain executives that vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon a change in control of the Company (“Termination Event”). The terms of the agreement do not specify a performance period for the occurrence of the Termination Event. The contractual term of the awards is 10 years. These options are also referred to as return target options. Beginning in 2019, the Company used a Modified Black-Scholes option pricing model which uses Level 3 inputs for fair value measurement. Prior to 2019, the fair value of the awards were determined using a Monte Carlo simulation, which yielded similar results.
In conjunction with the IPO, the vesting conditions of the performance-based awards were modified to also vest following an IPO and registration and sale of shares by Vista provided that Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. In accordance with ASC 718, we calculated the fair value of these options on the modification date. The value of these options on the date of modification as of June 30, 2020 was $33.0 million. As the awards are not currently considered probable of meeting vesting requirements, no expense has been recognized, and the timing of any future expense recognition is unknown.

	Years Ended December 31,
	2020	2019			2018
Expected life of options	1.50 years	3	-	3.25 years	4.50 years
Expected volatility	55%	50%	-	55%	55%
Risk-free interest rates	0.16%	1.49%	-	1.67%	2.70%
Expected dividend yield	—	—			—
Weighted-average grant-date fair value	$8.95	$6.02			$1.91
Income taxes
We account for income taxes in accordance with ASC Topic 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
We use a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax position is recognized when it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.
Revenue recognition
The Company applies ASC 606. To determine the appropriate amount of revenue to be recognized in accordance with ASC 606, the Company follows a five-step model as follows:

•Identify the contract with a customer
•Identify the performance obligations in the contract
•Determine the transaction price
•Allocate the transaction price to the performance obligations in the contract
•Recognize revenue when or as performance obligations are satisfied
The Company’s revenue is primarily derived from sales of SaaS subscriptions, support and maintenance contracts, software licenses, and related professional services. The Company’s products and services are marketed and sold directly, as well as indirectly through third-party resellers, to the end-user.
The Company assesses the contract term as the period in which the parties to the contract have enforceable rights and obligations. The contract term can differ from the stated term in contracts with certain termination or renewal rights, depending on whether there are substantive penalties associated with those rights. Customer contracts are generally standardized and non-cancelable for the duration of the stated contract term.
Nature of Products and Services
Subscription: Subscription includes SaaS subscription arrangements which include a promise to allow customers to access software hosted by the Company over the contract period, without allowing the customer to take possession of the software or transfer hosting to a third party. Subscription also includes support and maintenance, which includes when-and-if available software updates and technical support on our perpetual and on-premise subscription licenses. Because the subscription represents a stand-ready obligation to provide a series of distinct periods of access to the subscription, which are all substantially the same and that have the same pattern of transfer to the customer, subscriptions are accounted for as a series and revenue is recognized ratably over the contract term, beginning at the point when the customer is able to use and benefit from the subscription. Subscription also includes sales of on-premise subscription arrangements. Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Revenue from software licenses is recognized upon transfer of control to the customer, which is typically upon making the software available to the customer.
Services: Services, including training, are often sold as part of new software license or subscription contracts. These services are fulfilled by the Company and with the use of other vendors and do not significantly modify, integrate or otherwise depend on other performance obligations included in the contracts. Services are generally performed over a one- to two-day period and, when sold as part of new software license or subscription contracts, at or near the outset of the related contract. When other vendors participate in the provisioning of the services, the Company recognizes the related revenue on a gross basis as the Company is the principal in these arrangements. Revenue related to services is recognized as the Company’s performance obligation is fulfilled. Related fulfillment costs are recognized as incurred.
License: License includes sales of on-premise perpetual software. Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Revenue from software licenses is recognized upon transfer of control to the customer, which is typically upon making the software available to the customer.
Certain contracts may include explicit options to renew maintenance at a stated price. These options are generally priced in line with the SSP and therefore do not provide a material right to the customer. If the option provides a material right to the customer, then the material right is accounted for as a separate performance obligation, and the Company recognizes revenue when those future goods or services underlying the option are transferred or when the option expires.
Significant Judgments
When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative SSP basis to each performance obligation. The Company typically determines SSP based on observable selling prices of its products and services.
In instances where SSP is not directly observable, such as with software licenses that are never sold on a stand-alone basis, SSP is determined using information that may include market conditions and other observable inputs. SSP is typically established as ranges, and the Company typically has more than one SSP range for individual products and services due to the stratification of those products and services by customer class, channel type, and purchase quantity, among other circumstances.
Transaction Price
The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue from sales is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration that is included in the transaction price is constrained and is included only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
The Company’s contracts with customers may include service level agreements, which entitle the customer to receive service credits, and in certain cases, service refunds, when defined service levels are not met. These arrangements represent a form of variable consideration, which is included in the calculation of the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company estimates the amount of variable consideration at the expected value based on its assessment of legal enforceability, anticipated performance and a review of specific transactions, historical experience, and market and economic conditions. The Company has historically not experienced any significant incidents affecting the defined levels of reliability and performance as required by the contracts and, therefore, the related amounts are not constrained.
Disaggregation of Revenue
The Company separates revenue into subscription and non-subscription categories to disaggregate those revenues that are term-based and renewable from those that are one-time in nature. Revenue from subscription and non-subscription contractual arrangements are as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
SaaS subscription and support and maintenance	$223,655	$158,493	$100,191
On‑premise subscription	25,224	16,625	13,676
Subscription revenue	248,879	175,118	113,867
Professional services	14,519	19,014	20,201
Perpetual licenses	5,734	9,833	13,316
Non‑subscription revenue	20,253	28,847	33,517
Total revenue	$269,132	$203,965	$147,384
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Contract Balances
The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment regardless of whether revenue has been recognized. For multiyear agreements, the Company will either invoice the customer in full at the inception of the contract or annually at the beginning of each annual period. If revenue has not yet been recognized, then a contract liability (deferred revenue) is also recorded. Deferred revenue classified as current in the consolidated balance sheets is expected to be recognized as revenue within one year. Non-current deferred revenue will be fully recognized within five years. If revenue is recognized in advance of the right to invoice, a contract asset is recorded. The balances of contract assets were $0.9 million, $0.5 million and $0.2 million as of December 31, 2020, 2019 and 2018, respectively.
Contract liabilities consist of customer billings in advance of revenue being recognized. The Company invoices its customers for subscription, support and maintenance and services in advance.

Changes in contract liabilities, including revenue earned during the period from the beginning contract liability balance and new deferrals of revenue during the period, were as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Balance, beginning of the period	$140,449	$100,025	$68,048
Revenue earned	(127,915)	(85,471)	(54,844)
Deferral of revenue	192,975	125,895	86,821
Balance, end of the period	$205,509	$140,449	$100,025
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
There were no significant changes to our contract assets and liabilities during the years ended December 31, 2020, 2019 and 2018 outside of our sales activities.
In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.
Payment terms on invoiced amounts are typically 30 days. The Company does not offer rights of return for its products and services in the normal course of business and contracts generally do not include customer acceptance clauses.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancelable amounts to be invoiced. As of December 31, 2020 and 2019, the Company had $224.1 million and $148.7 million, respectively, of remaining performance obligations, with 80% and 86%, respectively, expected to be recognized as revenue over the succeeding 12 months, and the remainder expected to be recognized over the three years thereafter. Previously reported performance obligations have been revised. See Note 3 for more information.
Deferred Contract Costs
Sales commissions as well as associated payroll taxes and retirement plan contributions (together, contract costs) that are incremental to the acquisition of customer contracts are capitalized using a portfolio approach as deferred contract costs in the consolidated balance sheets when the period of benefit is determined to be greater than one year.
The Company has elected to apply the practical expedient to expense contract costs as incurred when the expected amortization period is one year or less. The judgments made in determining the amount of costs incurred include the portion of the commissions that are expensed in the current period versus the portion of the commissions that are recognized over the expected period of benefit, which often extends beyond the contract term as we do not pay a commission upon renewal of the service contracts. Contract costs are allocated to each performance obligation within the contract and amortized on a straight-line basis over the expected benefit period of the related performance obligations. Contract costs are amortized as a component of sales and marketing expenses in our consolidated statement of operations. We have determined that the expected period of benefit is five years based on evaluation of a number of factors, including customer attrition rates, weighted average useful lives of our customer relationship and developed technology intangible assets, and market factors, including overall competitive environment and technology life of competitors. Total amortization of contract costs for the years ended December 31, 2020, 2019 and 2018 was $8.0 million, $5.2 million and $2.9 million, respectively. Previously reported amortization of contract costs have been revised. See Note 3 for more information.
The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit of these deferred contract costs. There were no impairment losses recorded during the years ended December 31, 2020, 2019 or 2018.

Software development costs
Costs related to research, design and development of software products prior to establishment of technological feasibility are charged to software development expense as incurred. Software development costs, if material, are capitalized, beginning when a product’s technological feasibility has been established using the working model approach and ending when a product is available for general release to customers. For the years ended December 31, 2020, 2019 and 2018, no software development costs were capitalized because the time period and costs incurred between technological feasibility and general release for all software product releases were insignificant. For the years ended December 31, 2020, 2019 and 2018, total research and development costs were $52.5 million, $42.9 million and $31.5 million, respectively. Previously reported amortization expense has been revised. See Note 3 for more information.
Advertising costs
Advertising costs are expensed as incurred and presented within selling and marketing in the consolidated statement of operations. Advertising costs were $13.4 million, $8.7 million and $7.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Interest expense, net
For the year ended December 31, 2020, interest expense from debt financing of $10.8 million is offset by interest income from cash investments of $0.1 million. For the year ended December 31, 2019, interest expense from debt financing of $21.9 million is offset by interest income from cash investments of $0.5 million. For the year ended December 31, 2018, interest expense from debt financing of $18.7 million is offset by interest income from cash investments of $0.5 million.
Recently issued accounting pronouncements not yet adopted
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.
Financial Instruments — Credit Losses
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which introduces a model based on expected losses to estimate credit losses for most financial assets and certain other instruments. In November 2019, the FASB issued ASU No. 2019-10 Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The update allows the extension of the initial effective date for entities which have not yet adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The standard is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. Entities will apply the standard’s provisions by recording a cumulative-effect adjustment to retained earnings. The Company has not yet adopted ASU 2016-13 and is currently evaluating the effect the standard will have on its consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations related to their leasing arrangements. The update requires lessees to recognize most leases on their balance sheets, with the exception of short-term leases if a policy election is made, while recognizing lease expense on their income statements in a manner similar to current GAAP. The guidance also requires entities to disclose key quantitative and qualitative information about its leasing arrangements. The Company leases office facilities and vehicles under operating lease agreements. The Company elected the “package of practical expedients” permitted under the transition guidance, which among other things, does not require reassessment of whether contracts entered into prior to adoption are or contain leases, and allows carryforward of the historical lease classification for existing leases. The Company did not elect the “hindsight” practical expedient, and therefore will measure the right-of-use (“ROU”) asset and lease liability using the remaining portion of the lease term at adoption. The Company made an accounting policy election not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Effective January 1, 2021, the Company adopted the standard using the modified retrospective transition approach and recorded ROU assets and operating lease liabilities of approximately $25.0 million and $28.6 million, respectively. The adoption of the new lease standard did not materially impact our consolidated net earnings or consolidated cash flows.
Reference Rate Reform
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides entities with temporary optional financial reporting alternatives to ease the potential burden in accounting for reference rate reform and includes a provision that allows entities to account for a modified contract as a continuation of an existing contract. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.
Adoption of new accounting pronouncements
Income Taxes
In December 2019, the FASB issued ASU No. 2019 12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019 12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. The Company early adopted the standard in the third quarter of 2020. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.
Fair Value Measurement — Disclosure Framework
In August 2018, the FASB issued ASU No. 2018 13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which amends ASC Topic 820, Fair Value Measurements. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption of the standard did not have an impact on the Company’s consolidated financial statements.
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
In March 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Others — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC Subtopic 350-40, in order to determine which costs to capitalize and recognize as an asset. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption of the standard did not have an impact on the Company’s consolidated financial statements as the Company does not have any of these arrangements.
Improvements to Nonemployee Share-Based Payment Accounting
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), with an intent to reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees. The amendments in ASU 2018-07 provide for the simplification of the measurement of share-based payment transactions for acquiring goods and services from nonemployees. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. This standard expands the scope of ASC Topic 718 to include share-based payments issued to nonemployees for goods or services, aligning the accounting for share-based payments to nonemployees and employees. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption did not have an impact on the Company’s consolidated financial statements as the Company does not have any nonemployee share-based payment awards.
Note 3. Revision of previously issued consolidated financial statements
In connection with the preparation of its financial statements for the quarter ended June 30, 2021, the Company identified immaterial errors related to certain commissions that were incorrectly capitalized in prior periods. The commissions, as well as the associated payroll taxes and retirement plan contributions, were not incremental to the acquisition of customer contracts and should have been expensed as incurred in accordance with GAAP, rather than capitalized. As a result, sales and marketing expenses were understated and deferred contract costs were overstated by $2.5 million, $2.0 million, and $1.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.
In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the materiality of this error both quantitatively and qualitatively and determined that it was not material to its previously issued consolidated financial statements. However, adjusting for the cumulative effect of this error in the consolidated statement of operations for 2021 would be material to the Company’s results for this period as the cumulative amount of the error increased over time. As such, the Company revised its previously issued consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018 and its unaudited consolidated financial statements as of and for the quarter ended March 31, 2021 and quarter and year-to-date periods ended June 30, 2020 and September 30, 2020 to correct the error.
The revisions also include the corrections of other immaterial errors that the Company previously recorded as out-of-period adjustments in the period of identification, as well as other previously identified immaterial errors. The previously recorded out-of-period adjustments included the establishment of state valuation allowances, as well as other immaterial errors. The Company previously determined that these errors did not, both individually and in the aggregate, result in a material misstatement of our previously issued consolidated financial statements and reached the same conclusion when aggregating these immaterial errors with the commissions error described above.
The accompanying financial statements and relevant footnotes to the consolidated financial statements have been revised to correct for the immaterial errors discussed above. The tables below provide reconciliations of our previously reported amounts to revised amounts to correct for these immaterial errors in our consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018.

	December 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$194,868	$—	$—	$194,868
Trade accounts receivable, net of allowances	69,056	—	—	69,056
Income taxes receivable	632	—	—	632
Deferred contract costs	9,959	(1,675)	—	8,284
Prepaid expenses	13,283	—	—	13,283
Other current assets	1,113	—	—	1,113
Total current assets	288,911	(1,675)	—	287,236
Equipment and leasehold improvements, net	12,755	—	2,375	15,130
Goodwill	541,480	—	—	541,480
Other intangible assets, net	202,878	—	—	202,878
Deferred contract costs, non-current	26,770	(4,568)	—	22,202
Other assets	5,359	—	—	5,359
Total assets	$1,078,153	$(6,243)	$2,375	$1,074,285
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,967	$—	$—	$6,967
Accrued liabilities	31,574	—	342	31,916
Income taxes payable	713	—	—	713
Deferred revenues	160,443	—	(441)	160,002
Total current liabilities	199,697	—	(99)	199,598
Deferred revenues, non-current	45,507	—	—	45,507
Deferred tax liability, net	6,422	(1,535)	200	5,087
Other liabilities	11,046	—	2,033	13,079
Total liabilities	262,672	(1,535)	2,134	263,271
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	117	—	—	117
Additional paid‑in capital	903,116	—	—	903,116
Accumulated deficit	(87,752)	(4,708)	241	(92,219)
Total stockholders’ equity	815,481	(4,708)	241	811,014
Total liabilities and stockholders’ equity	$1,078,153	$(6,243)	$2,375	$1,074,285

	Year Ended December 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands, except share and per share amounts)
Revenue:
Subscription	$249,192	$—	$(313)	$248,879
Services	14,525	—	(6)	14,519
License	5,734	—	—	5,734
Total revenue	269,451	—	(319)	269,132
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	39,323	—	206	39,529
Cost of services (exclusive of amortization expense shown below)	10,712	—	14	10,726
Amortization expense	10,753	—	—	10,753
Total cost of revenue	60,788	—	220	61,008
Gross profit	208,663	—	(539)	208,124
Operating expenses:
Sales and marketing	96,251	2,497	137	98,885
Research and development	52,431	—	82	52,513
General and administrative	51,904	—	(301)	51,603
Amortization expense	22,575	—	—	22,575
Total operating expenses	223,161	2,497	(82)	225,576
Loss from operations	(14,498)	(2,497)	(457)	(17,452)
Interest expense, net	(10,741)	—	—	(10,741)
Loss on extinguishment of debt	(5,213)	—	—	(5,213)
Foreign currency transaction loss	(722)	—	—	(722)
Other income, net	91	—	—	91
Loss before income tax benefit	(31,083)	(2,497)	(457)	(34,037)
Income tax benefit	8,312	619	1,024	9,955
Net loss	$(22,771)	$(1,878)	$567	$(24,082)
Net loss per share, basic and diluted	$(0.21)			$(0.22)
Weighted-average shares used to compute net loss per share, basic and diluted	108,908,597			108,908,597

	Stock Class		Additional Paid‑In Capital	Accumulated Deficit	Stockholders’ Equity
	Common
	Shares	Amount
	(in thousands, except share amounts)
As Previously Reported
Balance, December 31, 2019	102,843,612	$103	$568,756	$(64,981)	$503,878
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions, offering costs and tax	13,500,000	14	322,399	—	322,413
Private placement	85,880	—	2,233	—	2,233
Exercise of stock options	526,460	—	2,985	—	2,985
Vesting of restricted stock units	36,520	—	—	—	—
Share‑based compensation	—	—	6,743	—	6,743
Net loss	—	—	—	(22,771)	(22,771)
Balance, December 31, 2020	116,992,472	$117	$903,116	$(87,752)	$815,481

Commissions Adjustment
Balance, December 31, 2019	—	$—	$—	$(2,830)	$(2,830)
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions, offering costs and tax	—	—	—	—	—
Private placement	—	—	—	—	—
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(1,878)	(1,878)
Balance, December 31, 2020	—	$—	$—	$(4,708)	$(4,708)

Other Adjustments
Balance, December 31, 2019	—	$—	$—	$(326)	$(326)
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions, offering costs and tax	—	—	—	—	—
Private placement	—	—	—	—	—
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	567	567
Balance, December 31, 2020	—	$—	$—	$241	$241

As Revised
Balance, December 31, 2019	102,843,612	$103	$568,756	$(68,137)	$500,722
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions, offering costs and tax	13,500,000	14	322,399	—	322,413
Private placement	85,880	—	2,233	—	2,233
Exercise of stock options	526,460	—	2,985	—	2,985
Vesting of restricted stock units	36,520	—	—	—	—
Share‑based compensation	—	—	6,743	—	6,743
Net loss	—	—	—	(24,082)	(24,082)
Balance, December 31, 2020	116,992,472	$117	$903,116	$(92,219)	$811,014

	Year Ended December 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Cash flows from operating activities
Net loss	$(22,771)	$(1,878)	$567	$(24,082)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	38,168	—	343	38,511
Amortization of deferred contract costs	9,647	(1,694)	—	7,953
Amortization of debt issuance costs	773	—	—	773
Provision for bad debt expense and returns	1,024	—	—	1,024
Gain on disposal of equipment and leasehold improvements	(29)	—	29	—
Loss on extinguishment of debt	5,213	—	—	5,213
Share‑based compensation	6,743	—	—	6,743
Deferred tax benefit	(8,675)	(619)	(1,024)	(10,318)
Adjustment to contingent consideration	(1,000)	—	—	(1,000)
Other	(263)	—	(227)	(490)
Changes in operating assets and liabilities:
Trade accounts receivable	(23,170)	—	58	(23,112)
Income tax receivable/payable	(766)	—	—	(766)
Prepaid expenses and other assets	(4,119)	—	499	(3,620)
Deferred contract costs	(24,589)	4,191	—	(20,398)
Deferred taxes	145	—	(145)	—
Accounts payable	3,888	—	138	4,026
Accrued liabilities	5,501	—	—	5,501
Deferred revenue	65,125	—	(180)	64,945
Other liabilities	1,898	—	—	1,898
Net cash provided by operating activities	52,743	—	58	52,801
Cash flows from investing activities
Acquisition, net of cash acquired	(2,512)	—	—	(2,512)
Purchases of equipment and leasehold improvements	(4,368)	—	—	(4,368)
Proceeds from sale of equipment and leasehold improvements	4	—	—	4
Net cash used in investing activities	(6,876)	—	—	(6,876)
Cash flows from financing activities
Debt issuance costs	(1,264)	—	—	(1,264)
Payment of debt	(205,000)	—	—	(205,000)
Payment of debt extinguishment costs	(2,050)	—	—	(2,050)
Proceeds from initial public offering, net of underwriting discounts and commissions	326,316	—	—	326,316
Cash paid for offering costs	(7,256)	—	—	(7,256)
Proceeds from private placement	2,233	—	—	2,233
Proceeds from the exercise of stock options	2,985	—	—	2,985
Net cash provided by financing activities	115,964	—	—	115,964
Effect of exchange rate changes on cash and cash equivalents	604	—	—	604
Net increase in cash and cash equivalents	162,435	—	58	162,493
Cash and cash equivalents, beginning of period	32,433	—	(58)	32,375
Cash and cash equivalents, end of period	$194,868	$—	$—	$194,868
Supplemental disclosures of cash flow information:
Cash paid for interest	$12,649	$—	$—	$12,649
Cash paid for income taxes, net of refunds	1,394	—	—	1,394

	December 31, 2019
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$32,433	$—	$(58)	$32,375
Trade accounts receivable, net of allowances	46,513	—	58	46,571
Income taxes receivable	14	—	—	14
Deferred contract costs	5,553	(932)	—	4,621
Prepaid expenses	10,935	—	(2,841)	8,094
Other current assets	3,133	—	499	3,632
Total current assets	98,581	(932)	(2,342)	95,307
Equipment and leasehold improvements, net	12,477	—	2,718	15,195
Goodwill	539,818	—	—	539,818
Other intangible assets, net	235,099	—	—	235,099
Deferred contract costs, non-current	16,234	(2,814)	—	13,420
Other assets	2,599	—	2,841	5,440
Total assets	$904,808	$(3,746)	$3,217	$904,279
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,684	$—	$(138)	$3,546
Accrued liabilities	26,927	—	342	27,269
Income taxes payable	819	—	—	819
Deferred revenues	120,089	—	(261)	119,828
Total current liabilities	151,519	—	(57)	151,462
Deferred revenues, non-current	20,621	—	—	20,621
Deferred tax liability, net	18,133	(916)	1,224	18,441
Debt	201,319	—	—	201,319
Other liabilities	9,338	—	2,376	11,714
Total liabilities	400,930	(916)	3,543	403,557
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	103	—	—	103
Additional paid‑in capital	568,756	—	—	568,756
Accumulated deficit	(64,981)	(2,830)	(326)	(68,137)
Total stockholders’ equity	503,878	(2,830)	(326)	500,722
Total liabilities and stockholders’ equity	$904,808	$(3,746)	$3,217	$904,279

	Year Ended December 31, 2019
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands, except share and per share amounts)
Revenue:
Subscription	$175,189	$—	$(71)	$175,118
Services	19,008	—	6	19,014
License	9,830	—	3	9,833
Total revenue	204,027	—	(62)	203,965
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	31,539	—	(82)	31,457
Cost of services (exclusive of amortization expense shown below)	14,224	—	15	14,239
Amortization expense	10,266	—	—	10,266
Total cost of revenue	56,029	—	(67)	55,962
Gross profit	147,998	—	5	148,003
Operating expenses:
Sales and marketing	71,006	1,991	106	73,103
Research and development	42,829	—	69	42,898
General and administrative	32,003	—	(494)	31,509
Amortization expense	22,416	—	—	22,416
Total operating expenses	168,254	1,991	(319)	169,926
Loss from operations	(20,256)	(1,991)	324	(21,923)
Interest expense, net	(21,423)	—	—	(21,423)
Foreign currency transaction loss	(1,252)	—	—	(1,252)
Other income, net	220	—	—	220
Loss before income tax benefit	(42,711)	(1,991)	324	(44,378)
Income tax benefit	10,111	488	(566)	10,033
Net loss	$(32,600)	$(1,503)	$(242)	$(34,345)
Net loss per share, basic and diluted	$(0.32)			$(0.33)
Weighted-average shares used to compute net loss per share, basic and diluted	102,752,092			102,752,092

	Stock Class		Additional Paid‑In Capital	Accumulated Deficit	Stockholders’ Equity
	Common
	Shares	Amount
	(in thousands, except share amounts)
As Previously Reported
Balance, December 31, 2018	102,649,701	$103	$565,372	$(32,381)	$533,094
Exercise of stock options	168,391	—	923	—	923
Vesting of restricted stock units	25,520	—	—	—	—
Share‑based compensation	—	—	2,461	—	2,461
Net loss	—	—	—	(32,600)	(32,600)
Balance, December 31, 2019	102,843,612	$103	$568,756	$(64,981)	$503,878

Commissions Adjustment
Balance, December 31, 2018	—	$—	$—	$(1,327)	$(1,327)
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(1,503)	(1,503)
Balance, December 31, 2019	—	$—	$—	$(2,830)	$(2,830)

Other Adjustments
Balance, December 31, 2018	—	$—	$—	$(84)	$(84)
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(242)	(242)
Balance, December 31, 2019	—	$—	$—	$(326)	$(326)

As Revised
Balance, December 31, 2018	102,649,701	$103	$565,372	$(33,792)	$531,683
Exercise of stock options	168,391	—	923	—	923
Vesting of restricted stock units	25,520	—	—	—	—
Share‑based compensation	—	—	2,461	—	2,461
Net loss	—	—	—	(34,345)	(34,345)
Balance, December 31, 2019	102,843,612	$103	$568,756	$(68,137)	$500,722

	Year Ended December 31, 2019
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Cash flows from operating activities
Net loss	$(32,600)	$(1,503)	$(242)	$(34,345)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	36,807	—	275	37,082
Amortization of deferred contract costs	6,250	(1,014)	—	5,236
Amortization of debt issuance costs	1,120	—	—	1,120
Provision for bad debt expense and returns	279	—	—	279
Gain on disposal of equipment and leasehold improvements	(17)	—	17	—
Share‑based compensation	2,461	—	—	2,461
Deferred tax benefit	(11,247)	(488)	566	(11,169)
Adjustment to contingent consideration	200	—	—	200
Other	—	—	(292)	(292)
Changes in operating assets and liabilities:
Trade accounts receivable	(14,741)	—	(58)	(14,799)
Income tax receivable/payable	559	—	—	559
Prepaid expenses and other assets	(4,585)	—	(521)	(5,106)
Deferred contract costs	(17,050)	3,005	—	(14,045)
Accounts payable	1,138	—	(138)	1,000
Accrued liabilities	6,390	—	(41)	6,349
Deferred revenue	36,998	—	376	37,374
Other liabilities	(58)	—	—	(58)
Net cash provided by operating activities	11,904	—	(58)	11,846
Cash flows from investing activities
Acquisition, net of cash acquired	(40,173)	—	—	(40,173)
Purchases of equipment and leasehold improvements	(7,190)	—	—	(7,190)
Net cash used in investing activities	(47,363)	—	—	(47,363)
Cash flows from financing activities
Proceeds from debt	40,000	—	—	40,000
Debt issuance costs	(1,550)	—	—	(1,550)
Payment of debt	(10,000)	—	—	(10,000)
Cash paid for offering costs	(721)	—	—	(721)
Proceeds from the exercise of stock options	923	—	—	923
Net cash provided by financing activities	28,652	—	—	28,652
Net decrease in cash and cash equivalents	(6,807)	—	(58)	(6,865)
Cash and cash equivalents, beginning of period	39,240	—	—	39,240
Cash and cash equivalents, end of period	$32,433	$—	$(58)	$32,375
Supplemental disclosures of cash flow information:
Cash paid for interest	$20,693	$—	$—	$20,693
Cash paid for income taxes, net of refunds	596	—	—	596
Non-cash investing activities:
Leasehold improvements acquired through lease incentives	$—	$—	$2,672	$2,672

	December 31, 2018
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$39,240	$—	$—	$39,240
Trade accounts receivable, net of allowances	30,854	—	—	30,854
Income taxes receivable	65	—	—	65
Deferred contract costs	2,526	(398)	—	2,128
Prepaid expenses	6,682	—	(207)	6,475
Other current assets	922	—	185	1,107
Total current assets	80,289	(398)	(22)	79,869
Equipment and leasehold improvements, net	9,228	—	321	9,549
Goodwill	501,145	—	—	501,145
Other intangible assets, net	252,171	—	—	252,171
Deferred contract costs, non-current	8,461	(1,357)	—	7,104
Other assets	2,090	—	—	2,090
Total assets	$853,384	$(1,755)	$299	$851,928
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,343	$—	$—	$2,343
Accrued liabilities	18,809	—	94	18,903
Income taxes payable	147	—	—	147
Deferred revenues	86,220	—	(637)	85,583
Total current liabilities	107,519	—	(543)	106,976
Deferred revenues, non-current	14,442	—	—	14,442
Deferred tax liability, net	26,384	(428)	658	26,614
Debt	171,749	—	—	171,749
Other liabilities	196	—	268	464
Total liabilities	320,290	(428)	383	320,245
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	103	—	—	103
Additional paid‑in capital	565,372	—	—	565,372
Accumulated deficit	(32,381)	(1,327)	(84)	(33,792)
Total stockholders’ equity	533,094	(1,327)	(84)	531,683
Total liabilities and stockholders’ equity	$853,384	$(1,755)	$299	$851,928

	Year Ended December 31, 2018
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands, except share and per share amounts)
Revenue:
Subscription	$113,040	$—	$827	$113,867
Services	20,206	—	(5)	20,201
License	13,316	—	—	13,316
Total revenue	146,562	—	822	147,384
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	24,088	—	11	24,099
Cost of services (exclusive of amortization expense shown below)	16,246	—	4	16,250
Amortization expense	8,969	—	—	8,969
Total cost of revenue	49,303	—	15	49,318
Gross profit	97,259	—	807	98,066
Operating expenses:
Sales and marketing	51,976	1,755	18	53,749
Research and development	31,515	—	12	31,527
General and administrative	22,270	—	174	22,444
Amortization expense	21,491	—	—	21,491
Total operating expenses	127,252	1,755	204	129,211
Loss from operations	(29,993)	(1,755)	603	(31,145)
Interest expense, net	(18,203)	—	—	(18,203)
Foreign currency transaction loss	(418)	—	—	(418)
Other income, net	221	—	—	221
Loss before income tax benefit	(48,393)	(1,755)	603	(49,545)
Income tax benefit	12,137	428	(599)	11,966
Net loss	$(36,256)	$(1,327)	$4	$(37,579)
Net loss per share, basic and diluted	$(0.35)			$(0.37)
Weighted-average shares used to compute net loss per share, basic and diluted	102,325,465			102,325,465

	Stock Class		Additional Paid‑In Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Common
	Shares	Amount
	(in thousands, except share amounts)
As Previously Reported
Balance, December 31, 2017	102,300,010	$102	$561,288	$3,875	$565,265
Exercise of stock options	322,851	1	1,769	—	1,770
Vesting of restricted stock units	26,840	—	—	—	—
Share‑based compensation	—	—	2,315	—	2,315
Net loss	—	—	—	(36,256)	(36,256)
Balance, December 31, 2018	102,649,701	$103	$565,372	$(32,381)	$533,094

Commissions Adjustment
Balance, December 31, 2017	—	$—	$—	$—	$—
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(1,327)	(1,327)
Balance, December 31, 2018	—	$—	$—	$(1,327)	$(1,327)

Other Adjustments
Balance, December 31, 2017	—	$—	$—	$(88)	$(88)
Exercise of stock options	—	—	—	—	—
Vesting of restricted stock units	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	4	4
Balance, December 31, 2018	—	$—	$—	$(84)	$(84)

As Revised
Balance, December 31, 2017	102,300,010	$102	$561,288	$3,787	$565,177
Exercise of stock options	322,851	1	1,769	—	1,770
Vesting of restricted stock units	26,840	—	—	—	—
Share‑based compensation	—	—	2,315	—	2,315
Net loss	—	—	—	(37,579)	(37,579)
Balance, December 31, 2018	102,649,701	$103	$565,372	$(33,792)	$531,683

	Year Ended December 31, 2018
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Cash flows from operating activities
Net loss	$(36,256)	$(1,327)	$4	$(37,579)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	33,914	—	48	33,962
Amortization of deferred contract costs	3,391	(527)	—	2,864
Amortization of debt issuance costs	513	—	—	513
Provision for bad debt expense and returns	37	—	—	37
Loss on disposal of equipment and leasehold improvements	14	—	(14)	—
Share‑based compensation	2,315	—	—	2,315
Deferred tax benefit	(12,550)	(428)	599	(12,379)
Other	—	—	(34)	(34)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,353)	—	—	(3,353)
Income tax receivable/payable	(977)	—	—	(977)
Prepaid expenses and other assets	(2,555)	—	(2)	(2,557)
Deferred contract costs	(13,222)	2,282	—	(10,940)
Accounts payable	(313)	—	—	(313)
Accrued liabilities	5,965	—	36	6,001
Deferred revenue	32,476	—	(637)	31,839
Other liabilities	(39)	—	—	(39)
Net cash provided by operating activities	9,360	—	—	9,360
Cash flows from investing activities
Acquisition, net of cash acquired	(2,893)	—	—	(2,893)
Purchases of equipment and leasehold improvements	(2,909)	—	—	(2,909)
Net cash used in investing activities	(5,802)	—	—	(5,802)
Cash flows from financing activities
Proceeds from the exercise of stock options	1,770	—	—	1,770
Net cash provided by financing activities	1,770	—	—	1,770
Net increase in cash and cash equivalents	5,328	—	—	5,328
Cash and cash equivalents, beginning of period	33,912	—	—	33,912
Cash and cash equivalents, end of period	$39,240	$—	$—	$39,240
Supplemental disclosures of cash flow information:
Cash paid for interest	$17,835	$—	$—	$17,835
Cash paid for income taxes, net of refunds	1,461	—	—	1,461
Non-cash investing activities:
Leasehold improvements acquired through lease incentives	$—	$—	$369	$369
Note 4. Financial instruments fair value
We report financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820. ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.
ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement. The levels of the fair value hierarchy are as follows:
Level 1: Fair value is determined using an unadjusted quoted price in an active market for identical assets or liabilities.
Level 2: Fair value is estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.
Level 3: Fair value is estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.
The Company invests in money market funds and U.S. Treasuries with original or remaining maturities at the time of purchase of three months or less, which are measured and recorded at fair value on a recurring basis. Money market funds are valued based on quoted market prices in active markets and classified within Level 1 of the fair value hierarchy. U.S. Treasuries include treasury bills that generally mature within 30 days and are classified within Level 1 of the fair value hierarchy. The fair value of these financial instruments were as follows:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$100,000	$—	$—	$100,000
U.S. Treasuries	25,000	—	—	25,000
Total cash equivalents	$125,000	$—	$—	$125,000
The Company did not have any cash equivalents as of December 31, 2019. The carrying value of accounts receivable and accounts payable approximate their fair value due to their short maturities and are excluded from the tables above. The fair value of our debt as of December 31, 2019 was $203.1 million (Level 2). The carrying value of our debt as of December 31, 2019 was $205.0 million. The fair value of our debt was determined using a discounted cash flow analysis based on market rates for similar types of borrowings. Upon closing of the IPO, we repaid the principal amount of our outstanding debt and had no debt outstanding as of December 31, 2020.
Note 5. Equipment and leasehold improvements
Equipment and leasehold improvements are as follows:

	(As Revised)
	December 31,
	2020 (1)	2019 (1)
	(in thousands)
Computers	$10,529	$8,505
Software	666	527
Furniture/fixtures	3,417	3,675
Leasehold improvements	10,669	9,563
Capital in progress	698	70
Equipment and leasehold improvements, gross	25,979	22,340
Less: accumulated depreciation	(10,849)	(7,145)
Equipment and leasehold improvements, net	$15,130	$15,195
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Depreciation expense was $5.2 million, $4.4 million and $3.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. Previously reported depreciation expense has been revised. See Note 3 for more information.

Note 6. Acquisitions
Mondada
On October 15, 2020, the Company purchased all of the outstanding membership interests of Mondada. Mondada’s Kinobi patch management solutions integrate with Jamf Pro, allowing organizations to extend Jamf Pro’s built-in patch management functionality to include all Mac applications within an environment. The Kinobi solutions aim to help organizations stay secure while taking away the headache of manually monitoring patch updates. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The total purchase price was $2.7 million. The acquisition was funded with cash on hand. Acquisition-related expenses were expensed as incurred and totaled $0.2 million. These expenses were recognized as acquisition costs in general and administrative expenses in the statement of operations during the year ended December 31, 2020.
Separately identifiable intangible assets acquired consist of developed technology and customer relationships. The fair value of the acquired developed technology was estimated to be $1.0 million using a cost approach, which estimates the cost to recreate the technology. The estimated useful life of the acquired developed technology is 5 years. The fair value of the acquired customer relationships was estimated to be $0.1 million using an excess earnings methodology. The estimated useful life of the acquired customer relationships is 6 years. For more details on the Company’s intangible assets, see Note 7.
The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets acquired:
Cash	$17
Other current assets	71
Long‑term assets	12
Deferred tax asset	5
Liabilities assumed:
Accounts payable and accrued liabilities	(25)
Deferred revenue	(123)
Intangible assets acquired	1,111
Goodwill	1,662
Total purchase consideration	$2,730
The goodwill recognized in this acquisition is primarily attributable to the workforce acquired and the expected synergies of integrating Mondada’s Kinobi patch management solutions with Jamf Pro. The goodwill is not deductible for income tax purposes.
Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
ZuluDesk B.V.
On February 1, 2019, the Company purchased all of the outstanding membership units of ZuluDesk whose products are designed to offer a cost-effective mobile device management system for today’s modern digital classroom. ZuluDesk’s software complement the Company’s existing product offerings. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The final aggregate purchase price was approximately $38.6 million. This acquisition was funded by term debt and borrowings under a revolving line of credit. The goodwill represents the excess of the purchase consideration over the fair value of the underlying net identifiable assets. The goodwill recognized in this acquisition is primarily attributable to the offerings in mobile device management of ZuluDesk and its assembled workforce. The goodwill is not deductible for income tax purposes.
The fair value of the separately identifiable intangible assets acquired, consisting of trademarks, customer relationships and developed technology, was estimated by applying an income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The weighted-average economic life of the intangible assets acquired is 7 years. For more details on the intangible assets, see Note 7.
Acquisition-related expenses were expensed as incurred and totaled $0.9 million for the year ended December 31, 2019. These expenses were recognized as acquisition costs in general and administrative expenses. ZuluDesk contributed revenue and net loss of $4.5 million and $0.3 million, respectively, from February 1, 2019 through December 31, 2019, excluding the effects of the acquisition and integration costs. The Company used borrowings under the Prior Term Loan Facility to complete the acquisition.
The Company allocated the net purchase consideration to the net assets acquired, including finite-lived intangible assets, based on their respective fair values at the time of the acquisition as follows (in thousands):

Assets acquired:
Cash	$3,325
Other current assets	1,306
Long‑term assets	154
Liabilities assumed:
Accounts payable and accrued liabilities	(419)
Deferred revenue	(3,050)
Deferred tax liability	(2,996)
Intangible assets acquired	12,310
Goodwill	28,000
Total purchase consideration	$38,630
Pro forma results are not presented for 2019 as the acquisition occurred in February and would not be materially different from the actual results of operations for the year ended December 31, 2019.
Digita Security LLC
On July 26, 2019, the Company purchased all of the outstanding membership interests of Digita. With this acquisition, Digita’s acquired technology complements the Company’s existing Apple management, authentication and account management solutions with a security offering to provide a more robust suite of capabilities and service offerings in the Apple enterprise market. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The acquisition aggregate purchase consideration totaled $14.4 million, which included contingent purchase consideration with an estimated fair value of $9.0 million and the remainder provided for with cash. Acquisition-related expenses were expensed as incurred and totaled $0.5 million. These expenses were recognized as acquisition costs in general and administrative expenses in the statement of operations during the year ended December 31, 2019. Goodwill in the amount of $1.7 million is deductible for income tax purposes.
The maximum contingent consideration is $15.0 million if the acquired business achieves certain revenue milestones by December 31, 2022. The estimated fair value of these contingent payments is determined using a Monte Carlo simulation model, which uses Level 3 inputs for fair value measurements, including assumptions about probability of growth of subscription services and the related pricing of the services offered. During the years ended December 31, 2020 and 2019, the fair value of the contingent consideration was decreased by $1.0 million and increased by $0.2 million, respectively, which was reflected in general and administrative expenses in the consolidated statement of operations. The adjustment for the year ended December 31, 2020 primarily reflects a decrease in the liability due to updated assumptions about the probability of change in control in light of our IPO, partially offset by an increase in the liability due to updated assumptions about the probability of growth of subscription services. As of December 31, 2020 and 2019, the fair value of the contingent consideration was $8.2 million and $9.2 million, respectively, which is included in other liabilities in the consolidated balance sheets.
In addition, the terms of the purchase agreement provided for additional future payments to the Digita shareholders in the amount of up to $5.0 million if certain key employees continued their employment with the Company through December 31, 2020. The Company recognized compensation expense of $5.0 million in general and administrative expense in the statements of operations during the year ended December 31, 2020.

The fair value of the acquired developed technology was estimated by discounting future net cash flows to their present value at market-based rates of return (income approach). The estimated useful life of the acquired developed technology is estimated to be 5 years. For more details on the Company’s intangible assets, see Note 7. Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets acquired:
Cash	$512
Other current assets	1
Long‑term assets	12
Liabilities assumed:
Accounts payable and accrued liabilities	(119)
Intangible assets acquired	3,300
Goodwill	10,673
Total purchase consideration	$14,379
Orchard & Grove, Inc.
On September 18, 2018, pursuant to an agreement by and among Orchard & Grove, Inc. and JAMF Software, LLC (a subsidiary of the Company), all of the issued and outstanding shares of Orchard & Grove were acquired for $2.1 million. The purchase price was funded with cash on hand. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. Orchard & Grove developed authentication software that makes it easier for IT administrators to manage user access. The Company acquired this technology to improve the user experience for its own customers. Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
The acquired tangible and intangible assets and assumed liabilities are as follows (in thousands):

Assets acquired:
Cash	$138
Other current assets	71
Long‑term assets	10
Liabilities assumed:
Accounts payable and accrued liabilities	(73)
Deferred revenue	(138)
Deferred tax liability	(356)
Intangible assets acquired	1,580
Goodwill	835
Total purchase consideration	$2,067
For the Vista Acquisition, during the period ended December 31, 2018, the Company recognized a measurement-period adjustment of $1.0 million related to the finalization of a working capital adjustment that increased the consideration paid and goodwill, as well as an adjustment of $0.5 million related to the finalization of a research and development tax credit that decreased the net deferred tax liability and goodwill.

Note 7. Goodwill and other intangible assets
The change in the carrying amount of goodwill is as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Goodwill, beginning of period	$539,818	$501,145	$499,892
Goodwill acquired	1,662	38,673	1,253
Goodwill, end of period	$541,480	$539,818	$501,145
The gross carrying amount and accumulated amortization of intangible assets other than goodwill are as follows:

	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted‑ Average Remaining Useful Life
	(in thousands)
Trademarks	1 - 8 years	$34,320	$9,167	$25,153	5.8 years
Customer relationships	2 - 12 years	214,320	37,564	176,756	9.7 years
Developed technology	5 years	53,560	20,419	33,141	3.2 years
Non‑competes	2 years	90	41	49	1.1 years
Balance, December 31, 2019		$302,290	$67,191	$235,099

Trademarks	8 years	$34,320	$13,454	$20,866	4.8 years
Customer relationships	2 - 12 years	214,428	55,810	158,618	8.7 years
Developed technology	5 years	54,563	31,173	23,390	2.3 years
Non‑competes	2 years	90	86	4	0.1 years
Balance, December 31, 2020		$303,401	$100,523	$202,878
Amortization expense was $33.3 million, $32.7 million and $30.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Future estimated amortization expense as of December 31, 2020 is as follows (in thousands):

Years ending December 31:
2021	$33,409
2022	32,222
2023	24,436
2024	23,140
2025	22,080
Thereafter	67,591
$202,878
There were no impairments to goodwill or intangible assets recorded for the years ended December 31, 2020, 2019 and 2018.
Note 8. Commitments and contingencies
Operating Leases
The Company leases office facilities and office equipment under operating leases that expire at various dates through February 2030. The office facility leases require annual base rent, plus real estate taxes, utilities, insurance and maintenance costs. Total rent expense, including the Company’s share of the lessors’ operating expenses, was $5.0 million, $4.3 million and

$3.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. Previously reported total rent expense has been revised. See Note 3 for more information. Certain of these leases are with a related party. Rent expense with related parties, including the Company’s share of the lessors’ operating expenses, was $1.1 million, $1.3 million and $0.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Approximate future minimum lease payments under non-cancelable operating leases with unrelated and related parties as of December 31, 2020 are as follows (in thousands):

	Unrelated	Related	Total
Years ending December 31:
2021	$4,758	$1,079	$5,837
2022	4,294	1,090	5,384
2023	4,146	1,101	5,247
2024	3,705	832	4,537
2025	2,551	—	2,551
Thereafter	9,482	—	9,482
	$28,936	$4,102	$33,038
Hosting Services and Other Support Software Agreements
The Company has various contractual agreements for hosting services and other support software. The below table reflects the minimum payments under these agreements as of December 31, 2020 (in thousands):

Unrelated
Years ending December 31:
2021	$14,431
2022	17,479
2023	3,855
2024	—
2025	—
Thereafter	—
$35,765
Contingencies
From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company maintains insurance to cover certain actions and believes that resolution of such claims, charges, or litigation will not have a material impact on the Company’s financial position, results of operations, or liquidity. The Company had no liabilities for contingencies as of December 31, 2020 and 2019.
Note 9. Debt
On July 27, 2020, the Company entered into a new secured credit agreement (the “New Credit Agreement”) for an initial revolving credit facility of $150.0 million (the “New Revolving Credit Facility”), which may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. The maturity date of the New Credit Agreement is July 27, 2025. The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations, negative covenants and events of default. We were in compliance with such covenants as of December 31, 2020. As of December 31, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. In the third quarter of 2020, the Company recorded debt issuance costs of $1.3 million, which are amortized to interest expense over the term of the New Credit Agreement. As of December 31, 2020, debt issuance costs of $1.1 million are included in other assets in the consolidated balance sheets.

The interest rates applicable to revolving borrowings under the New Credit Agreement are, at the Company’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) the Adjusted LIBO Rate (subject to a floor) for a one month interest period (each term as defined in the New Credit Agreement) plus 1.00%, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate for the applicable interest period multiplied by the Statutory Reserve Rate, plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate loans range from 0.25% to 1.00% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.00% per annum, in each case, based on the Senior Secured Net Leverage Ratio (as such term is defined in the New Credit Agreement). Base rate borrowings may only be made in dollars. The Company pays a commitment fee during the term of the New Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio.
On November 13, 2017, the Company entered into the Prior Credit Agreement. The Prior Credit Agreement provided a Prior Term Loan Facility of $175.0 million with a maturity date of November 13, 2022 and a prior revolving credit facility (“Prior Revolving Credit Facility”) of $15.0 million with a maturity date of November 13, 2022. On January 30, 2019, the Company entered into a First Amended Credit Agreement, which increased the Prior Term Loan Facility to $205.0 million. The Amended Credit Agreement provided for additional funding for the ZuluDesk acquisition. On April 13, 2019, the Company entered into a Second Amended Credit Agreement, which adjusted the rate for both the Prior Term Loans and Credit Facilities. Upon the closing of our IPO, the Company repaid the Prior Credit Agreement. See Note 1 for more information.
The amount of debt issuance costs related to the Prior Term Loan Facility offsetting the debt in the consolidated balance sheets as of December 31, 2019 was $3.7 million. The amount of debt issuance costs related to the Prior Revolving Credit Facility in other assets in the consolidated balance sheets as of December 31, 2019 was $0.2 million.
The contract interest rate on the Prior Term Loan Facility was 8.91% per annum as of December 31, 2019. The effective interest rate was 9.62% per annum as of December 31, 2019. The effective interest rate was higher than the contract rate due to amortization of debt issuance costs related to the Prior Term Loan Facility. The interest rate for the Prior Revolving Credit Facility was 7.00% as of December 31, 2019. As of December 31, 2019, the Company had used $1.2 million as collateral for office space letters of credit. The Company was required to pay a commitment fee on the average daily unused portion of the Prior Revolving Credit Facility of 0.50% per annum and a fee of 2.95% per annum for the outstanding letters of credit, generating expenses of $0.1 million for the years ended December 31, 2020 and 2019.
The Prior Term Loan Facility contained affirmative and negative operating covenants applicable to the Company and its restricted subsidiaries. We were in compliance with these covenants as of December 31, 2019.
Note 10. Share-based compensation
On July 21, 2020, the Company adopted the Jamf Holding Corp. Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan provides for grants of (i) stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance awards, (v) other share-based awards and (vi) other cash-based awards to eligible employees, non-employee directors and consultants of the Company. The maximum number of shares of common stock available for issuance under the 2020 Plan is 14,800,000 shares. In conjunction with the closing of the IPO, our Board granted awards under the 2020 Plan to certain of our employees, representing an aggregate of 1,256,538 shares of common stock. As of December 31, 2020, 13,506,893 shares of common stock are reserved for additional grants under the Plan.
The 2017 Stock Option Plan (“2017 Option Plan”) became effective November 13, 2017, upon the approval of the board of directors and serves as the umbrella plan for the Company’s stock-based and cash-based incentive compensation program for its officers and other eligible employees. The aggregate number of shares of common stock that may be issued under the 2017 Option Plan may not exceed 8,470,000 shares. As of December 31, 2020, 128,928 shares of common stock are reserved for additional grants under the Plan. All stock options granted by the Company were at an exercise price at or above the estimated fair market value of the Company’s common stock as of the grant date. No options were granted during the year ended December 31, 2020.

The table below summarizes return target options activity for the years ended December 31, 2020, 2019 and 2018:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2018	2,105,772	$5.49		$—
Granted	183,884	5.54		—
Exercised	—	—		—
Forfeitures	(89,467)	5.49		—
Outstanding, December 31, 2018	2,200,189	5.49	8.9	—
Granted	1,653,209	8.29		—
Exercised	—	—		—
Forfeitures	(165,734)	5.49		—
Outstanding, December 31, 2019	3,687,664	6.75	8.8	29,908
Granted	—	—		—
Exercised	—	—		—
Forfeitures	—	—		—
Outstanding, December 31, 2020	3,687,664	$6.75	7.8	$85,444
Options exercisable at December 31, 2020	—	$—	—	$—
Vested or expected to vest at December 31, 2020	—	$—	—	$—
There was approximately $33.0 million of unrecognized compensation expense related to these return target options as of December 31, 2020. See Note 2 for the Company’s policy on recognizing expense for return target options. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options.
Restricted stock unit activity for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Units	Per Unit Fair Value
Outstanding, January 1, 2018	26,840	$5.49
Granted	25,520	5.87
Restrictions lapsed	(26,840)	5.49
Forfeited	—	—
Outstanding, December 31, 2018	25,520	5.87
Granted	36,520	12.60
Restrictions lapsed	(25,520)	5.87
Forfeited	—	—
Outstanding, December 31, 2019	36,520	12.60
Granted	1,317,719	26.33
Restrictions lapsed	(36,520)	12.60
Forfeited	(24,612)	26.00
Outstanding, December 31, 2020	1,293,107	$26.34
RSUs under the 2020 Plan vest ratably over four years. RSUs under the 2017 Option Plan vest 100% on the one year anniversary of the date of the grant. The estimated compensation cost of the restricted stock award, which is equal to the fair value of the award on the date of grant, is recognized on a straight-line basis over the vesting period. There was $30.4 million of total unrecognized compensation cost related to unvested restricted stock that is expected to be recognized over a weighted-average period of 3.6 years as of December 31, 2020.
The table below summarizes the service-based option activity for the years ended December 31, 2020, 2019 and 2018:

	Options	Weighted‑ Average Exercise Price	Weighted‑ Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2018	4,122,070	$5.49		$—
Granted	535,957	5.62		—
Exercised	(322,851)	5.49		123
Forfeitures	(89,467)	5.49		—
Outstanding, December 31, 2018	4,245,709	5.51	8.9	—
Granted	212,668	8.21		—
Exercised	(168,391)	5.49		256
Forfeitures	(216,700)	5.49		—
Outstanding, December 31, 2019	4,073,286	5.65	8.1	37,520
Granted	—	—		—
Exercised	(526,460)	5.67		13,899
Forfeitures	—	—		—
Outstanding, December 31, 2020	3,546,826	$5.65	7.1	$86,098
Options exercisable at December 31, 2020	2,226,006	$5.53	7.0	$54,298
Vested or expected to vest at December 31, 2020	3,546,826	$5.65	7.1	$86,098
The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options on the last date of the period. The total fair value of service-based options vested during the years ended December 31, 2020, 2019 and 2018 was $2.6 million, $2.4 million and $2.0 million, respectively. There was $3.3 million of unrecognized compensation expense related to service-based stock options that is expected to be recognized over a weighted-average period of 1.7 years as of December 31, 2020.
The Company recognized stock-based compensation expense as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$732	$194	$225
Services	139	—	—
Sales and marketing	1,748	460	529
Research and development	1,533	394	239
General and administrative	2,591	1,413	1,322
	$6,743	$2,461	$2,315
The Company recognized a tax benefit related to stock-based compensation of $3.8 million, $0.5 million and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Note 11. Net loss per share
The following table sets forth the computation of basic and diluted net loss per share:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(24,082)	$(34,345)	$(37,579)
Denominator:
Weighted‑average shares used to compute net loss per share, basic and diluted	108,908,597	102,752,092	102,325,465
Basic and diluted net loss per share	$(0.22)	$(0.33)	$(0.37)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because we have reported a net loss for the years ended December 31, 2020, 2019 and 2018, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share because the potentially dilutive shares would have been antidilutive if included in the calculation.
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Years Ended December 31,
	2020	2019	2018
Stock options outstanding	7,234,490	7,760,950	6,445,898
Unvested restricted stock units	1,293,107	36,520	25,520
Total potential dilutive securities	8,527,597	7,797,470	6,471,418

Note 12. Employee benefit plans
The Company offers a retirement savings plan that covers U.S. employees, whereby eligible employees may contribute a portion of their gross earnings to the plan, subject to certain limitations. In addition, the Company contributes an amount each pay period, equal to 3 percent of the employee’s salary, on the first $275,000 of earnings. The Company recognized expense related to contributions to this plan totaling $3.2 million, $2.5 million and $1.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 13. Long-term incentive plan
In 2018, the Company established a long-term incentive plan for certain employees. Under the plan, the employees will receive cash payments upon achievement of the same conditions of the Company’s return target options. In conjunction with the IPO, the conditions of the long-term incentive plan were modified to also vest following an IPO and registration and sale of shares by Vista provided that Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. As of December 31, 2020 and 2019, the Company had executed individual agreements with employees to pay $6.8 million and $5.9 million, respectively, upon achievement of the plan conditions. Consistent with the return target options, as of December 31, 2020 and 2019, no expense or liability has been recognized as the conditions for payment have not occurred.

Note 14. Income taxes
The components of income tax expense (benefit) attributable to continuing operations were as follows:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
	(in thousands)
Current:
Federal	$(551)	$(7)	$(38)
State	(73)	138	123
Foreign	987	1,013	328
Deferred:
Federal	(10,657)	(9,341)	(10,867)
State	(1,173)	(1,209)	(1,534)
Foreign	1,512	(627)	22
	$(9,955)	$(10,033)	$(11,966)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The income tax benefit differs from the amount of income tax benefit determined by applying the statutory U.S. federal income tax rate to pretax loss due to the following:

	(As Revised)
	Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
State income tax benefit, net of federal tax effect	4.7	2.9	3.4
Permanent differences	(0.7)	(0.5)	(0.3)
Foreign rate differential	(0.5)	0.2	(0.1)
Remeasurement gain/loss	(2.0)	0.5	0.0
Tax credits	3.4	2.0	2.2
Valuation allowance	(2.3)	(2.0)	(1.3)
Stock-based compensation	6.9	—	—
Transaction costs	(0.5)	(0.4)	(0.1)
Deferred rate change	(1.0)	(0.3)	(0.2)
GILTI inclusion	—	(0.5)	(1.3)
Other	0.2	(0.3)	0.9
	29.2%	22.6%	24.2%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.

Significant components of the Company’s deferred income tax assets and liabilities were as follows:

	(As Revised)
	December 31,
	2020 (1)	2019 (1)
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$113	$49
Accrued compensation	3,119	1,911
Deferred revenue	3,724	2,554
Stock-based compensation	1,938	882
Federal tax credits	4,099	3,301
Net operating losses	26,996	24,939
State tax credits	1,640	1,316
Business interest limitation	9,829	7,945
Other	1,942	1,464
Gross deferred tax assets	53,400	44,361
Valuation allowance	(3,016)	(2,151)
Total deferred tax assets	50,384	42,210
Deferred tax liabilities:
Prepaid items	(853)	(691)
Deferred contract costs	(7,634)	(4,407)
Intangibles and other	(46,898)	(55,553)
Gross deferred tax liabilities	(55,385)	(60,651)
Net deferred tax liabilities	$(5,001)	$(18,441)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
As of December 31, 2020, the Company had a U.S. federal net operating loss carryforward of approximately $108.9 million, a foreign net operating loss carryforward of approximately $0.1 million, federal research and development credits of approximately $4.4 million and foreign tax credits of approximately $0.1 million. The Company also had state net operating loss carryforwards of approximately $63.9 million and state credits for research and development of approximately $2.2 million. Approximately $99.1 million of the federal net operating loss carryforwards will begin to expire in 2037. The remainder of the federal net operating losses of $9.8 million are carried forward indefinitely. The state net operating loss carryforwards will begin to expire in 2024 and are available to offset future taxable income or reduce taxes payable through 2039. The federal research and development credits, state research and development credits and foreign tax credits will begin expiring in 2033, 2026, and 2023, respectively.
A company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income may be subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. The Company conducted a Section 382 analysis and determined that although an ownership change occurred in a prior period, all net operating losses are fully available as of December 31, 2020.
As of December 31, 2020, the Company established a valuation allowance against certain deferred tax assets to reduce the total to an amount management believed was appropriate. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The Company established its valuation allowance against all the states with ending deferred tax assets, foreign tax credits and Netherlands tax attributes generated prior to 2020, which the Company has determined are more likely than not to be unrealized. The valuation allowance increased by $0.9 million for both the years ended December 31, 2020 and 2019, respectively.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Balance, January 1	$540	$439	$245
Additions based on tax positions related to the current year	130	92	102
Additions based on tax positions related to prior years	—	19	92
Reductions based on tax positions related to prior years	—	(10)	—
Balance, December 31	$670	$540	$439
If recognized, the total amount of unrecognized tax benefit that would affect the effective income tax rate is $0.6 million, $0.5 million and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company files income tax returns in the U.S. federal jurisdiction, Minnesota, and various other state and foreign jurisdictions. With few exceptions, the Company is not subject to U.S. federal, foreign, state and local income tax examinations by tax authorities for years before 2017. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the years ended December 31, 2020, 2019 and 2018, the Company did not recognize material income tax expense related to interest and penalties.
New tax legislation
On March 27, 2020, the CARES Act was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes to net operating loss carryback periods, limitations on interest deductions and suspension of certain payment requirements for the employer portion of social security taxes as well as the creation of certain refundable employee retention credits and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The most significant relief measure which the Company qualifies for is the payroll tax deferral. Beginning with pay dates on and after April 17, 2020, the Company has elected to defer the employer-paid portion of social security taxes, resulting in an accrual of $3.8 million as of December 31, 2020. The deferred portion of payroll taxes is payable in increments of $1.9 million due December 31, 2021 and 2022 classified in accrued liabilities and other liabilities, respectively.
On July 20, 2020, Final Regulations were released with respect to the GILTI high-tax exclusion. The Final Regulations are effective for tax years starting after July 23, 2020, however, there may be availability for retroactive application back to tax years started after December 31, 2017. The Company has performed an analysis and determined there would be a benefit in both 2018 and 2019 for which a discrete item has been included in the third quarter of 2020 to reflect the impact of this benefit. In addition, we reduced our GILTI income as of the third quarter of 2020, the effect of which is reflected in the annual effective tax rate.
Note 15. Related-party transactions
The Company made pledges to the Jamf Nation Global Foundation (“JNGF”) of $0.5 million, $1.1 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 and 2019, the Company accrued $0.9 million and $1.0 million, respectively, which are included in accrued liabilities in the consolidated balance sheets. The Company has an ongoing lease agreement for office space in Eau Claire, Wisconsin with an entity in which a related party is a minority owner. See Note 8 for further discussion of this lease agreement. The Company may engage in transactions in the ordinary course of business with other companies whose directors or officers may also serve as directors or officers for the Company. The Company carries out these transactions on customary terms.
Vista is a U.S.-based investment firm that controls the funds which own a majority of the Company. The Company has paid for consulting services and other expenses related to services provided by Vista and Vista affiliates. The total expenses incurred by the Company for these services were $0.3 million, $1.0 million and $1.4 million for the years ended December 31,

2020, 2019 and 2018, respectively. The Company had less than $0.1 million in accounts payable related to these expenses as of December 31, 2020 and no amounts in accounts payable related to these expenses as of December 31, 2019.
The Company also has revenue arrangements with Vista affiliates. The Company recognized revenue related to these arrangements of $1.0 million, $0.7 million and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company had $0.3 million in accounts receivable related to these agreements as of December 31, 2020 and no amounts in accounts receivable related to these agreements as of December 31, 2019.
In addition, the Company pays for services with Vista affiliates in the normal course of business. The total expenses incurred by the Company for services with Vista affiliates were $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company had $0.1 million in accounts payable related to these expenses as of December 31, 2020 and no amounts in accounts payable related to these expenses as of December 31, 2019.
Prior to its termination and repayment in full on July 27, 2020, the Company had the Prior Term Loan Facility and, pursuant to the Company’s Prior Credit Agreement, the Prior Revolving Credit Facility with a consortium of lenders for a principal amount of $205.0 million and principal committed amount of $15.0 million, respectively. As of December 31, 2019, affiliates of Vista held $34.9 million of the Prior Term Loan Facility and there were no amounts drawn on the Prior Revolving Credit Facility. During the years ended December 31, 2020, 2019 and 2018, affiliates of Vista were paid $2.1 million, $3.4 million and $3.7 million, respectively, in interest on the portion of the Prior Term Loan Facility held by them.

Note 16. Condensed financial information (Parent Company only)
Jamf Holding Corp.
(Parent Company only)
Condensed Balance Sheet
(in thousands, except share and per share amounts)

	(As Revised)
	December 31,
	2020 (1)	2019 (1)
Assets
Current assets:
Cash and cash equivalents	$—	$—
Total current assets	—	—
Investment in subsidiaries	811,014	500,722
Total assets	$811,014	$500,722

Liabilities and stockholders’ equity
Current liabilities:
Current liabilities	$—	$—
Total current liabilities	—	—
Other liabilities	—	—
Total liabilities	—	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 and no shares authorized at December 31, 2020 and 2019, respectively; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.001 par value, 500,000,000 and 132,000,000 shares authorized at December 31, 2020 and 2019, respectively; 116,992,472 and 102,843,612 shares issued and outstanding at December 31, 2020 and 2019, respectively	117	103
Additional paid-in capital	903,116	568,756
Accumulated deficit	(92,219)	(68,137)
Total stockholders’ equity	811,014	500,722
Total liabilities and stockholders’ equity	$811,014	$500,722
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.

Jamf Holding Corp.
(Parent Company only)
Condensed Statement of Operations
(in thousands)

(As Revised)
Years Ended December 31,
	2020 (1)	2019 (1)	2018 (1)
Revenue	$—	$—	$—
Operating expenses	—	—	—
Income from operations	—	—	—
Other income (expense), net	—	—	—
Income before income taxes and equity in net income of subsidiaries	—	—	—
Benefit for income taxes	—	—	—
Equity in net loss of subsidiaries	(24,082)	(34,345)	(37,579)
Net loss	$(24,082)	$(34,345)	$(37,579)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Basis of presentation
Jamf Holding Corp., which is owned by Vista, owns 100% of Juno Intermediate, Inc, which owns 100% of JAMF Holdings Inc. (“Holdings”), which owns 100% of JAMF Software, LLC and JAMF International, Inc., our primary operating subsidiaries. Juno Topco, Inc. was incorporated in Delaware in 2017 and became the ultimate parent of JAMF Software, LLC and JAMF International, Inc. through the Vista Acquisition. Effective June 25, 2020, the name of our company was changed from Juno Topco, Inc. to Jamf Holding Corp.
Jamf Holding Corp. is a holding company with no material operations of its own that conducts substantially all of its activities through its subsidiaries. Accordingly, Jamf Holding Corp. is dependent upon distributions from Holdings to fund its limited, non-significant operating expenses. Jamf Holding Corp. has no direct outstanding debt obligations. However, Holdings, as borrower under its Credit Facilities, is limited in its ability to declare dividends or make any payment on account of its capital stock to, directly or indirectly, fund a dividend or other distribution to Jamf Holding Corp., subject to limited exceptions, including (1) stock repurchases, (2) unlimited amounts subject to compliance with a 6.0 to 1.0 total leverage ratio giving pro forma effect to any distribution, (3) amounts not to exceed the greater of (i) $20 million and (ii) 20% of EBITDA in any reference period and (4) payment of Jamf Holding Corp.’s overhead expenses. Due to the aforementioned qualitative restrictions, substantially all of the assets of Jamf Holding Corp.’s subsidiaries are restricted. For a discussion of the Credit Facilities, see Note 9.
These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, Jamf Holding Corp.’s investment in subsidiaries is presented under the equity method of accounting. A condensed statement of cash flows was not presented because Jamf Holding Corp. has no material operating, investing, or financing cash flow activities for the years ended December 31, 2020, 2019 and 2018. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only statements should be read in conjunction with the accompanying notes to consolidated financial statements.

Note 17. Quarterly Financial Data (Unaudited)

	(As Revised)
	2020 (1)
	12/31	9/30	6/30	3/31
	(in thousands)
Total revenue	$76,267	$70,548	$62,264	$60,053
Gross profit	59,060	55,390	48,636	45,038
Income (loss) from operations	(13,085)	(618)	3,744	(7,493)
Loss on extinguishment of debt	—	(5,213)	—	—
Net loss	(8,364)	(5,388)	(834)	(9,496)
Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.01)	$(0.09)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.